EXHIBIT 2.1

PURCHASE AND ASSUMPTION AGREEMENT
between
Wells Fargo Bank, N.A.,

and
Flagstar Bank, FSB

June 4, 2018

TABLE OF CONTENTS
Article I
DEFINITIONS; CONSTRUCTION

Section 1.1	Definitions	1
Section 1.2	Interpretation	13
Article II
TRANSFER OF THE BUISINESS

Section 2.1	Purchase and Sale of Purchased Assets	14
Section 2.2	Assumption of Liabilities	15
Section 2.3	Sale and Transfer of Servicing	15
Article III
PURCHASE PRICE AND ADJUSTMENTS
Article IV

THE CLOSING

Section 4.1	Closing Time and Place	19
Section 4.2	Closing Documents	19

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Article VII
GENERAL COVENANTS

Article VIII
EMPLOYMENT AND BENEFIT MATTERS

Section 8.1	Transferred Branch Employees	44
Article IX
TAX MATTERS
Article X
CLOSING CONDITIONS

Section 10.1	Conditions to Obligations of Each Party to Close	51
Section 10.2	Conditions to Obligation of Seller to Close	51
Section 10.3	Conditions to Obligation of Purchaser to Close	52

Article XI

TERMINATION

Section 11.1	Termination	53
Section 11.2	Effect of Termination	53

Article XII
SURVIVAL; INDEMNIFICATION

Section 12.9	Survival of Indemnity	58
Section 12.10	Remedies Exclusive	59

Article XIII
MISCELLANEOUS

SCHEDULES AND EXHIBITS
Schedules

A.	Assumed Contracts Schedule

B.	Assumed Deposits Schedule

C.	ATM Real Property Leases Schedule

D.	Branches Schedule

E.	Branch Employees Schedule

F.	Premium Schedule

G.	Purchased ATM Schedule

H.	Purchased Loan Schedule

I.	Purchaser Knowledge Schedule

J.	Purchased Real Property Schedule

K.	Real Property Leases Schedule

L.	Records

M.	Regulatory Approvals Schedule

N.	Retained ATMs Schedule

O.	Schedule 4.1

P.	Schedule 7.2

Q.	Schedule 7.7(a)

R.	Security Deposit Schedule

S.	Seller Knowledge Schedule

T.	Third-Party Real Property Leases Schedule

Disclosure Schedules
Purchaser Disclosure Schedules
Seller Disclosure Schedules
Exhibits

Exhibit 3.3	Form of Closing Statement

Exhibit 4.2(a)(5)    Form of Seller’s Affidavit and GAP Undertaking

Exhibit 4.2(a)(6)	Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit 4.2(a)(7)	Form of Retained ATM Lease

Exhibit 7.12(b)	Data Security Requirements

PURCHASE AND ASSUMPTION AGREEMENT, dated June 4, 2018, between Wells Fargo Bank, N.A. (“Seller”) and Flagstar Bank, FSB (“Purchaser”).
RECITALS
A.    Seller desires to sell, and Purchaser desires to acquire, certain assets associated with the Branches in accordance with the terms and conditions of this Agreement.
B.     Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain liabilities associated with the Branches in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1    Definitions. This Agreement uses the following definitions:

“Accrued Interest and Fees” means (1) with respect to the Assumed Deposits, the interest, fees and other charges (whether billed or unbilled) that have been accrued but not yet posted to the Assumed Deposits; and (2) with respect to the Purchased Loans and Purchased Overdrafts, the interest, fees and other charges (whether billed or unbilled) that have been accrued but not yet paid, credited or charged to the Purchased Loans and Purchased Overdrafts, as applicable, in each case of (1) and (2), as set forth in the general ledger of Seller.
“Affiliate” means, with respect to any person, any other person that directly, or through one or more intermediaries, Controls, is Controlled by or is under common Control with, such person.
“Agreement” means this Purchase and Assumption Agreement, including the Schedules, Exhibits and Disclosure Schedules hereto, as it may be amended and/or restated from time to time.
“Assumed Contracts” means all Contracts under which goods or services are provided in connection with the Transferred Business that are listed on the Assumed Contracts Schedule (as it may be updated pursuant to Section 3.4(b)), together with the Real Property Leases, ATM Real Property Leases, Third-Party Real Property Leases and Safe Deposit Agreements.
“Assumed Deposits” means the deposits (as defined in Section 3(l) of the FDI Act) in deposit accounts of Branch Customers booked by Seller at the Branches in the ordinary course of business and in a manner consistent with past practice (other than those deposits (1) due to be escheated in accordance with Seller’s policies and procedures, (2) associated with the Retained Businesses, (3) held as security for a Loan that is not a Purchased Loan or (4) of Retained Employees) in each case that are listed on the Assumed Deposits Schedule (as it may be updated pursuant to Section 3.4(b)).

“Assumed Liabilities” means (1) the Assumed Deposits (including any Accrued Interest and Fees thereon); (2) subject to the receipt of any Authorizations (if any) to transfer or assign Assumed Contracts, all of Seller’s obligations and liabilities to be discharged, performed, satisfied or paid on or after the Effective Time with respect to the Assumed Contracts (including any Security Deposits from a third party that are held by Seller with respect to such Assumed Contracts); (3) all liabilities and obligations relating to any Transferred Branch Employees to the extent arising after the applicable Hire Date, excluding all liabilities and obligations relating to, arising from, or in connection with the Employee Plans; (4) all liabilities and obligations expressly assumed by Purchaser with respect to Branch Employees pursuant to Article VIII; and (5) all other liabilities and obligations to the extent relating to or arising from the Transferred Business following the Closing, excluding for the avoidance of doubt, Excluded Taxes.
“ATM” means an automated teller machine.
“ATM Real Property Leases” means Seller’s rights as tenant under the real property leases, subleases, licenses or other Contracts listed on the ATM Real Property Leases Schedule.
“Authorization” means any third-party consent required to (1) assign, or permit assignment to Purchaser of, the Purchased Assets as contemplated by Section 2.1 or (2) permit or cause Purchaser to assume the Assumed Liabilities as contemplated by Section 2.2, in each case of (1) and (2), in accordance with any applicable Contract (including any ATM Real Property Lease and Real Property Lease) and/or applicable Law.
“Bill of Sale and Assignment and Assumption Agreement” has the meaning specified in Section 4.2(a)(6).
“Branch Customers” means, individually and collectively, (1) the persons named as the owners of the accounts relating to the Assumed Deposits, (2) the primary obligors under the Purchased Loans, and (3) the other persons who are customers of the Transferred Business (and solely in such capacity).
“Branch Employees” means, as of any particular date, the persons actively employed as of such date by Seller or any of its Subsidiaries who dedicate at least eighty percent (80%) of their working time providing services in connection with the Transferred Business and who are set forth on the Branch Employees Schedule (as it may be updated pursuant to Section 5.16(a)) and including such persons who are absent from work on account of vacation, jury duty, sickness, short- or long-term disability, workers’ compensation leave, military leave, leave under the Family Medical Leave Act or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law (provided that, in accordance with Section 8.1(a), any such person who returns to active employment on a date later than six (6) months following the Closing Date will not be a Branch Employee for purposes of this Agreement). For the avoidance of doubt, no Branch Employees will be Retained Employees.

“Branches” means the branches, including any related drive-thru teller facilities, of Seller listed on the Branches Schedule.
“Business Day” means any day excluding Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
“Business Direct” means Seller’s business channel that provides streamlined banking services to smaller business entities with revenues of generally less than $5,000,000 per year.
“Cash on Hand” means all U.S. and foreign cash on hand at the Branches and the Purchased ATMs at the local time that the Branches close to the public on the Closing Date, including vault cash, petty cash, tellers’ cash, prepaid postage and cash equivalents (exclusive of the contents of any safe deposit boxes) located at the Branches and the Purchased ATMs, as determined by a cash count to be mutually conducted by Seller and Purchaser.
“Closing” has the meaning specified in Section 4.1.
“Closing Date” has the meaning specified in Section 4.1.
“Closing Payment” has the meaning specified in Section 3.3(b).
“Closing Statement” has the meaning specified in Section 3.3(a).
“Code” means the Internal Revenue Code of 1986.
“Comparable Job Offer” means an offer of employment with Purchaser or an Affiliate of Purchaser that provides for the following terms of employment: (1) a position with job duties substantially comparable to those applicable to the employee’s position immediately prior to the Closing Date, (2) an annual base salary rate (or in the case of an hourly Branch Employee, base hourly rate of pay), at least equal to such individual’s base salary or rate of pay as in effect immediately prior to the Closing Date, (3) substantially the same standard scheduled work hours as in effect for such Branch Employee immediately prior to the Closing Date, (4) eligibility for Purchaser’s employee benefit plans available to similarly situated employees of Purchaser (which benefits shall include, at a minimum, health insurance, a qualified retirement savings or capital accumulation plan, and paid time off for sick/medical reasons and personal reasons, including vacation), (5) an annual discretionary target percentage cash incentive opportunity and/or a modeled quarterly target cash incentive amount, in each case, that is no less favorable than the cash incentive opportunity provided by Seller to each Branch Employee immediately prior to the Closing Date, (6) a primary work location which, with respect to each Branch Employee, does not result in a Material Change of Work Location, and (7) prior service credit for each Branch Employee’s recognized service with Seller (or any of its Affiliates) prior to the Hire Date in accordance with Article VIII.

“Confidentiality Agreement” means the confidentiality agreement, dated March 29, 2018, between Purchaser and Seller.
“Contract” means any contract, agreement, mortgage, commitment or arrangement.
“Control” and the correlative terms “Controlling” and “Controlled” means, as used with respect to any person, possession of the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Conversion Plan” has the meaning specified in Section 7.12(a).
“de minimis loss” has the meaning specified in Section 12.2(b).
“Deductible” has the meaning specified in Section 12.2(b).
“Delayed Benefits” has the meaning specified in Section 8.1(c)(2).
“Disclosure Schedule” means, with respect to Purchaser or Seller, a schedule delivered by it to the other on or before the execution of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation, warranty or covenant will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed, represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect, as the case may be; provided further that an item disclosed by either party in such party’s Disclosure Schedule will be deemed to be a disclosure against any other representation, warranty or covenant of such party in this Agreement to the extent that the relevance of such disclosure is reasonably apparent. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedules delivered pursuant to this Agreement are being delivered solely in connection with the Agreement, and no person may rely on any matters set forth in any Disclosure Schedule other than the parties hereto.

“Effective Time” means 11:59 PM New York City time on the Closing Date.
“Employee Plans” has the meaning specified in Section 5.16(b).
“Enforceability Exception” has the meaning specified in Section 5.2.
“Environment” means any soil, surface waters, wetlands, groundwaters, sediments, surface or subsurface strata, ambient air and any other environmental medium.
“Environmental Law” means any law, statute, regulation, rule, ordinance, by-law, order or other binding decision of any Governmental Entity regarding the protection of the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Excluded Assets” means all assets, properties, rights, Contracts and claims of Seller and its Affiliates that are not Purchased Assets, including, for the avoidance of doubt, (1) assets related to the Retained Businesses; (2) all assets related to employee benefit arrangements of Seller or any of its Affiliates, including the Employee Plans; (3) all Intellectual Property; (4) all books, records and other data maintained by Seller and its Affiliates in connection with the Retained Businesses or related to other Excluded Assets, Excluded Liabilities or Retained Employees, and all personnel files and records regarding any employees (other than as otherwise contemplated by Section 8.1(j)); and (5) all licenses, charters and legal entities of Seller or its Affiliates.
“Excluded Liabilities” has the meaning specified in Section 2.2(b).
“Excluded Taxes” means Taxes relating to (i) the Transferred Business for any Pre-Closing Period, provided that the allocation of the amount of Taxes between the Pre-Closing Period and the Post-Closing Period for any taxable year or period not ending on the Closing Date shall be determined (1) with respect to income Taxes, on a closing-of-the-books method by assuming that the taxable year or period ended as of the Effective Time on the Closing Date and (2) with respect to real and personal property, use and other Taxes imposed on a time basis (other than any Transfer Taxes) by allocating pro rata on a time basis, and (ii) the Excluded Assets.
“Existing Work Location” means a Branch Employee’s work location immediately prior to the Closing Date.
“FDI Act” means the Federal Deposit Insurance Act.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if such day is not a Business Day or the Federal Funds Rate is not so published for any day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day.

“Final Closing Statement” has the meaning specified in Section 3.4(a).
“Final Schedules” has the meaning specified in Section 3.4(b).
“Full-Time Employee” (also referred to as a “Regular” employee) means Branch Employees who are scheduled to work 30 or more hours per week and identified as “Regular” on Seller’s HRMS.
“GAAP” means generally accepted accounting principles in the United States of America consistently applied.
“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental or quasi-governmental entity.
“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste as defined under any Environmental Law, including any petroleum product, asbestos-containing material, polychlorinated biphenyl or radon.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
“Hire Date” has the meaning specified in Section 8.1(a).
“HRMS” has the meaning specified in Section 5.16(a).
“Indemnified Parties” means any party that is entitled to indemnification under Section 12.2 or Section 12.3.
“Indemnifying Party” has the meaning specified in Section 12.4(a).
“Intellectual Property” means any (1) Trademarks; (2) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (3) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs and computer and supplier lists; (4) copyrights (including copyrights in computer software, Internet websites and databases) and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

“Knowledge” means (1) with respect to Purchaser, the actual knowledge of the officers of Purchaser as listed on the Purchaser Knowledge Schedule and (2) with respect to Seller, the actual knowledge of the officers of Seller as listed on the Seller Knowledge Schedule.
“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity.
“Lien” means, with respect to any property, any lien, pledge, security interest, hypothecation, mortgage, deed of trust, easement, lease, sublease, option to purchase, or similar encumbrance or restriction relating to such property; provided, however, that no Lien shall be deemed to be created by this Agreement and the definition of Lien shall exclude any (1) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings; (2) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar liens arising in the ordinary course which secure payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings; (3) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Purchased Real Property, Retained ATMs, Real Property Leases or ATM Real Property Leases; (4) with respect to any Real Property Leases or ATM Real Property Leases, the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens thereon; and (5) with respect to any Purchased Real Property, Real Property Leases or ATM Real Property Leases, the interests and rights of the respective lessees or sublessees pursuant to the Third-Party Real Property Leases with respect thereto.
“Loans” means all loans or other extensions of credit, interests in loan participations and assignments, customer liabilities on bankers acceptances as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit, overdraft lines of credit and courtesy extensions or similar arrangements, and including short-term municipal investments (such as bond anticipation notes and revenue anticipation notes)).
“Loan Documents” means the Loan files and Seller’s documents with respect to a Loan, including loan applications, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

“Losses” has the meaning specified in Section 12.2(a).
“Material Adverse Effect” means any fact, change, event, condition or effect that is, individually or in the aggregate, materially adverse to the Purchased Assets and the Assumed Liabilities, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any fact, change, event, condition or effect to the extent relating to or arising out of, directly or indirectly, (1) changes in general economic, legal, regulatory or political conditions (including the outbreak or escalation of hostilities, war, act of war, acts of terrorism, sabotage, natural disasters, public health emergencies or other force majeure events, whether, as applicable, declared or undeclared and whether in or outside the United States); (2) general financial and capital market conditions, including interest rates, or changes therein; (3) general industry conditions affecting financial institutions; (4) changes in Law, GAAP or regulatory accounting principles, or authoritative interpretations thereof, after the date of this Agreement; (5) any action or omission required to be taken or omitted to be taken pursuant to the express terms of this Agreement; (6) any change or circumstance (including any loss of business, accounts, employees, clients, customers or other business relationships) to the extent resulting from the execution of this Agreement, the public announcement thereof, the identity of Purchaser as the intended purchaser of the Transferred Business; (7) the failure of the Transferred Business to meet any financial estimates or projections, but not any underlying causes thereof; or (8) any items that are Previously Disclosed; provided that in the case of clauses (1) through (4), only to the extent that such items do not have a disproportionate adverse effect on the Purchased Assets and Assumed Liabilities, taken as a whole, as compared with other businesses similar to the Transferred Business.
“Material Change of Work Location” means a change in a Branch Employee’s work location from the Branch Employee’s Existing Work Location, such that: (1) the distance between such Branch Employee’s new work location and the Existing Work Location exceeds 20 miles (one way); (2) the number of miles between such Branch Employee’s home and such Branch Employee’s new work location exceeds the number of miles between such Branch Employee’s home and the Existing Work Location; and (3) the number of miles between such Branch Employee’s home and such Branch Employee’s new work location exceeds 40 miles.
“Net Book Value” means with respect to an asset or liability, the book value of such asset or liability, as applicable, as reflected in Seller’s books and records. For the avoidance of doubt, no Tax assets or Tax liabilities shall be reflected.
“Nonperforming Loan” means, as of the Effective Time on the Closing Date, any Loan with respect to which (1) any principal or interest shall be due and unpaid by the obligor thereunder for more than sixty (60) days prior to the Closing Date; (2) an obligor has filed or has had filed against such obligor proceedings in bankruptcy, trusteeship or receivership and Seller has been notified of such filing; (3) the loans or receivables have been completely charged off; (4) the balance is no longer owed by the obligor as a result of a settlement agreement between the obligor and Seller or any of its Subsidiaries; (5) there are pending legal proceedings with respect to the obligor’s inability or refusal to pay principal or interest due on such Loan; or (6) Seller has Knowledge that such Loan will not be repaid in full.

“Outside Date” means December 31, 2018, provided, that if on the Outside Date all conditions to closing contained in Article X that are capable of being completed prior to the Closing Date, other than the receipt of the Regulatory Approvals, have been satisfied or waived, each of Seller and Purchaser may, upon written notice to the other, automatically extend the Outside Date to March 31, 2019. If Seller or Purchaser elects to extend the Outside Date, all references in this Agreement to the “Outside Date” will be to the Outside Date as extended.
“Part-Time Employee” means Branch Employees who are scheduled to work between 17.5 and 29 hours per week and are identified as “Part-Time” on Seller’s HRMS.
“Post-Closing Period” means any taxable period (or portion thereof) beginning at and after the Effective Time.
“Pre-Closing Period” means any taxable period (or portion thereof) ending prior to the Effective Time.
“Premium” has the meaning specified in Section 3.1(a).
“Prepaid Expenses” means all prepaid charges, rents and fees of Seller or its Affiliates to the extent relating to the Transferred Business, existing as of the Effective Time, the benefit of such prepaid charges to be transferred to or assumed by Purchaser in connection with the Closing, valued, in each case, as set forth on the general ledger of Seller.
“Previously Disclosed” means, as of any given date on or before the date of this Agreement, that the existence of a fact or condition was disclosed by one party to the other party, through a Schedule or the Disclosure Schedules.
“Purchase Price” has the meaning specified in Section 3.1.
“Purchased Assets” means: the (1) Purchased Real Property; (2) Real Property Leases; (3) Purchased Personal Property; (4) Purchased ATMs; (5) ATM Real Property Leases; (6) Purchased Loans; (7) Assumed Contracts; (8) Records; (9) Cash on Hand; (10) Prepaid Expenses; (11) Security Deposits; (12) Purchased Overdrafts; (13) the benefits, rights, rights of action and claims (express or implied) related to the foregoing and to the Assumed Liabilities; and (14) the amount of, and all rights to, any property insurance proceeds, if any, received by Seller after the date hereof in respect of the loss, destruction or condemnation of any Purchased Assets occurring prior to the Closing to the extent not previously applied to the repair or replacement of any such lost, destroyed or condemned Purchased Asset prior to the Closing.

“Purchased ATMs” means the ATM units that are owned by Seller or any of its Affiliates in connection with the Transferred Business, a list of which, as of the date hereof, is set forth on the Purchased ATM Schedule.
“Purchased Loans” means the Loans made or purchased by Seller or any of its Subsidiaries in connection with the Transferred Business that are listed on the Purchased Loan Schedule (as it may be updated pursuant to Section 3.4(b)), together with all Contracts evidencing or executed and delivered in connection with such Loans and including all obligations to make additional extensions of credit thereunder and all related collateral, excluding, in each case, Nonperforming Loans.
“Purchased Overdrafts” means overdrafts (whether specifically extended or as a courtesy) of the book balance of any Assumed Deposit accounts as reflected on the Assumed Deposits Schedule (as it may be updated pursuant to Section 3.4(b)).
“Purchased Personal Property” means the furniture, building equipment, materials and supplies owned by Seller and its Subsidiaries as of the Closing Date and located at the Branches, but excluding all Seller branded items, artwork, office equipment, computer equipment, any items of historical significance, proprietary systems, proprietary materials or other Intellectual Property located at the Branches.
“Purchased Real Property” means the real property listed on the Purchased Real Property Schedule and related improvements and fixtures (including any ATMs located on such real property), together with all assignable real property rights, benefits and appurtenances pertaining thereto.
“Purchaser” has the meaning specified in the Preamble.
“Real Property Leases” means Seller’s rights as tenant under the real property leases, subleases, licenses or other Contracts listed on the Real Property Lease Schedule.
“Records” means the books, records and data relating to the Transferred Business that are included in the conversion file (as contemplated by the Conversion Plan) delivered by Seller to Purchaser in connection with Closing, as well as, all real property files with respect to Purchased Real Property (including Third-Party Real Property Leases), Real Property Leases and ATM Real Property Leases, and Transferred Business Relationship Information, but excluding (for the avoidance of doubt): (1) corporate minute books and, except for Forms W-8 and W-9 and similar tax forms provided to Seller or any of its Subsidiaries by customers of the Transferred Business, Tax records of Seller or any of its Affiliates, (2) personnel files and records (other than as otherwise contemplated by Section 8.1(j)) and (3) books and records to the extent relating to accounts that have terminated prior to Closing or the Retained Businesses; provided, that Seller shall not unreasonably withhold any Records related to the Transferred Business or reasonably required to operate the Transferred Business, subject to the limitations set forth on the Records Schedule; provided further, that Seller and its Subsidiaries shall have the right to retain copies of all Records that are part of the Purchased Assets and to use such Records to the extent reasonably necessary for Tax, regulatory, litigation or other legitimate, non‑competitive purposes.

“Regulatory Approvals” means the approvals of Governmental Entities set forth on the Regulatory Approvals Schedule.
“Release” shall mean any release, migration, seepage, discharge, or disposal into the Environment, including as any of the foregoing may be defined in or pursuant to any Environmental Laws.
“Retained ATMs” means those ATMs listed on the Retained ATMs Schedule.
“Retained ATM Leases” has the meaning specified in Section 4.2(a)(7).
“Retained Businesses” means any business or operations of (1) Seller not expressly included in the Transferred Business, including the business of mortgage lending, credit card lending, indirect automobile loans and leases, corporate and business banking, including any deposits associated with corporate and business banking (other than business banking conducted by Seller in its Business Direct channel) and providing wealth management, brokerage and financial advisory services and (2) any Affiliate of Seller.
“Retained Employees” means those employees of Seller or any of its Affiliates who are not Branch Employees.
“Safe Deposit Agreements” means all safe deposit Contracts and leases for safe deposit boxes located at the Branches.
“Security Deposits” means the aggregate amount of any funds remitted (1) by Seller or any of its Subsidiaries to a third party or (2) by a third party to Seller or any of its Subsidiaries and, in each case, held in escrow as security in connection with any Real Property Lease, ATM Real Property Lease, Third-Party Real Property Lease, Assumed Contract or other transaction listed on Security Deposit Schedule (as it may be updated pursuant to Section 3.4(b)).
“Seller” has the meaning specified in the Preamble.
“Seller Qualified Plan” has the meaning specified in Section 8.1(f).
“Seller’s Severance Plan” has the meaning specified in Section 8.1(e)(1).
“Sublease Agreement” has the meaning specified in Section 7.8(b).

“Subsidiary” of a person means any other person Controlled by such person.
“Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or like assessment, together with all interest, penalties and additions imposed with respect to such amounts and including any obligation to indemnify or otherwise assume or succeed to the liability of any other person for the foregoing.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Third-Party Claim” has the meaning specified in Section 12.4(a).
“Third-Party Real Property Leases” means Seller’s rights as landlord under the real property leases, licenses or other Contracts listed on the Third-Party Real Property Leases Schedule.
“Trademarks” means trademarks, service marks, certification marks, collective marks, Internet domain names, e-mail addresses, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a’s, brand names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.
“Transfer Taxes” means all U.S. federal, state and local excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed in connection with the transfer of the Transferred Business as contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Transferred Branch Employee” has the meaning specified in Section 8.1(a).
“Transferred Business” means the branch-based retail banking business currently conducted by Seller in and through the Branches, as represented by the Purchased Assets and Assumed Liabilities; provided, however, that the term “Transferred Business” shall not include any operations or businesses that are part of the Retained Businesses or related to any Excluded Assets and shall not include any Intellectual Property.

“Transferred Business Relationship Information” means, to the extent relating to the Transferred Business, (1) all personally identifiable and all other customer identifying information, (2) all account information and transaction information, relating to such relationships covering at least the last twelve (12) months; provided that all Loan Documents required to be provided pursuant to this Agreement shall not be subject to such twelve (12) month time restriction, (3) related online banking profile information (including payees and transferees, recurring payment information and ACH and wire transfer templates, but not including passwords) and (4) signature cards and account preferences. To the extent that a banking or other financial relationship with respect to the Transferred Business involves an individual or other person that is also a customer of Seller or its Affiliates with respect to the Retained Businesses, the foregoing definition is intended to encompass the personally identifiable and other personal or person-identifying information of such customer in connection with the banking or other financial relationships of the Transferred Business and does not include such personally identifiable and other personal or Person-identifying information of such customer solely related to the banking or other financial relationships of the Retained Businesses. Purchaser shall reimburse Seller for all reasonable, documented out-of-pocket costs and expenses of Seller relating to or arising from gathering and transferring the Transferred Business Relationship Information to Purchaser.
“UCC” means the Uniform Commercial Code, as in effect in, as applicable, Indiana, Michigan, Ohio, Wisconsin and any other applicable state.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar state, local, or foreign Laws with respect to any event affecting Branch Employees.
Section 1.2    Interpretation.

(a) In this Agreement, except as context may otherwise require, references: (1) to the Preamble, Recitals, Articles, Sections or Schedules shall refer, respectively, to the Preamble, Recitals, Articles, or Sections of or Schedules to, this Agreement; (2) to this Agreement are to this Agreement, the Disclosure Schedules and the Schedules to it, taken as a whole; (3) to the “transactions contemplated hereby” include the transactions provided for in this Agreement; (4) to any agreement (including this Agreement) or Contract are to the agreement or Contract as amended, modified, supplemented, restated or replaced from time to time, to the extent permitted by the terms thereof; (5) to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (6) references to any Governmental Entity include any successor to that Governmental Entity; (7) using the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (8) to a “person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization; (9) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (10) the terms “dollars”, “cents” and “$” mean U.S. Dollars and Cents; (11) to any gender include the other gender; and (12) to the phrase “date hereof” or “date of this Agreement” refer to June 4, 2018.

(b)    Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

(c)    The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(d)    This Agreement is the product of negotiation by the parties, each having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other.

ARTICLE II

TRANSFER OF THE BUSINESS

Section 2.1    Purchase and Sale of Purchased Assets.

(a)     On the terms and conditions of this Agreement, at the Closing (and effective as of the Effective Time), Seller will sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens, and Purchaser will purchase, acquire and accept from Seller, the Purchased Assets.
(b)    Notwithstanding anything to the contrary contained in Section 2.1(a), Purchaser will not purchase, assume or otherwise acquire, and Seller and its Affiliates will retain all the rights, title and interest in and to, the Excluded Assets and any Retained Business.

(c)    Purchaser understands and agrees that it is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in any other relationship that Seller or any of its Affiliates has or may have with any Branch Customer or any other customer of Seller or any of its Affiliates. Purchaser further understands and agrees that Seller and its Affiliates are retaining any and all rights and claims which any of them may have, including indemnification or reimbursement rights, with respect to the Purchased Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the Transferred Business prior to the Closing Date, unless such rights or claims relate to liabilities, duties, responsibilities and obligations that are included in the Assumed Liabilities.

Section 2.2    Assumption of Liabilities.

(a)    Assumed Liabilities. From and after the Closing (and effective as of the Effective Time), Purchaser will assume, and will pay, perform and discharge as they become due, the Assumed Liabilities. Without prejudice to Purchaser’s rights under Article XII, Purchaser’s obligations under this Section 2.2(a) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder or thereunder. All periodic fees or charges shall be shared on a proportionate basis as of the Closing Date in accordance with Section 3.4(c).

(b)    Excluded Liabilities. Notwithstanding anything to the contrary set forth in Section 2.2(a), other than the Assumed Liabilities, neither Purchaser nor any of its Subsidiaries will assume any liability or obligation of Seller or any of its Affiliates, and Seller and its Affiliates shall retain all of their respective liabilities and obligations other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

Section 3.1    Sale and Transfer of Servicing. The Purchased Loans will, as applicable, be sold on a servicing-released basis and any related escrow deposits will be transferred to Purchaser. As of the Effective Time, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Effective Time will be assumed by Purchaser. Seller will be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Effective Time and Purchaser will not assume and will be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Effective Time.

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

Section 3.1    Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale and transfer of the Purchased Assets and the Assumed Liabilities, Purchaser will pay to Seller the purchase price calculated as the sum of the following (the “Purchase Price”):

(a)    an amount equal to the amount specified in the Premium Schedule (the “Premium”); PLUS:

(b)    the aggregate face amount of Cash on Hand; PLUS

(c)    the sum of the aggregate Net Book Values, as of the Effective Time, of each of the following: the Purchased Real Property; the Purchased ATMs; the Purchased Loans (including Accrued Interest and Fees); the Purchased Overdrafts (including Accrued Interest and Fees); and the Prepaid Expenses and Security Deposits (other than the Security Deposits forming part of the Assumed Liabilities).

Section 3.2    Interim Financial Information. Not later than the tenth (10th) day of each month, beginning in July, 2018, and continuing until the Closing Date, Seller shall deliver to Purchaser updated Branch financial information so that it is presented as of the most recently completed month end. The Branch financial information referred to in this Section 3.2 will be prepared by Seller using the same methodologies, criteria and practices used by Seller to prepare the Branch financial information Previously Disclosed to Purchaser.

Section 3.3    Closing Statement and Closing Payment.

(a)    Not later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement substantially in the form of Exhibit 3.3 (the “Closing Statement”) showing the calculation of the Purchase Price as of the most recent available month end prior to the Closing Date.

(b)    At the Closing, Seller shall pay to Purchaser an amount equal to the Net Book Value of the Assumed Liabilities (including Accrued Interest and Fees thereon) as of the most recent date reasonably available, but in no event as of a date earlier than the date of the most recent available month end, less the Purchase Price (as calculated pursuant to Section 3.3(a) (such amount, the “Closing Payment”)).

(c)    In connection with delivery of the Closing Statement, Seller shall deliver to Purchaser updated versions of the following schedules, so that they are presented as of the most recent available month end prior to the Closing Date: Assumed Contracts Schedule, Assumed Deposits Schedule, Security Deposits Schedule and Purchased Loans Schedule. The schedules referred to in this Section 3.3(c) will be prepared by Seller using the same methodologies, criteria and practices used by Seller to prepare the Schedules delivered in connection with this Agreement.

Section 3.4    Final Closing Statement, Allocation of Fees and Expenses, and Post-Closing Adjustment.

(a)    Not later than thirty (30) Business Days after the Closing Date, Seller shall deliver to Purchaser a statement, substantially in the form of Exhibit 3.3, showing the calculation of the Purchase Price as of the Effective Time, and prepared using the same methodologies, criteria and practices used in the preparation of the Closing Statement, and reflecting the Purchased Assets and Assumed Liabilities, on the Final Schedules (the “Final Closing Statement”); provided that, (i) in relation to the Premium amount, the balances, inclusive of interest and fees, of the Assumed Deposits shall be reconciled with the balance of Assumed Deposits set forth in the final conversion file referenced in Section 7.12(a), and (ii) the amount of the Net Book Value of the Purchased Loans reflected on such Final Closing Statement shall include the Accrued Interest and Fees for each Purchased Loan as reconciled with the final conversion file referenced in Section 7.12(a). Seller shall afford Purchaser and its directors, officers, employees, accountants, attorneys and advisors reasonable access to all relevant work papers, books, records, facilities, personnel, schedules and any other documentation used by Seller, its Affiliates or its directors, officers, employees, accountants and advisors in preparing the updated Branch financial information, Schedules to be delivered pursuant to Section 3.3(c), Final Schedules, Closing Statement and Final Closing Statement, and to any other information which Purchaser reasonably requests in connection with its review thereof, and Seller shall, and shall cause its Subsidiaries to, cooperate reasonably with Purchaser and its Affiliates and their respective representatives in connection therewith.

(b)    In connection with delivery of the Final Closing Statement, Seller shall deliver to Purchaser updated versions of the following schedules, so that they are presented as of the Effective Time (such schedules, collectively, the “Final Schedules”): Assumed Contracts Schedule, Assumed Deposits Schedule, Security Deposits Schedule and Purchased Loans Schedule. The Final Schedules will be prepared by Seller using the same methodologies, criteria and practices used by Seller to prepare the Schedules delivered in connection with this Agreement.

(c)    Except as otherwise provided herein, to effect the intention of the parties that the revenue and fees and expenses associated with the Transferred Business will be for the account of Seller up to the Effective Time and thereafter will be for the account of Purchaser, all fees and expenses with respect to the Transferred Business that related to both the period before and the period after the Effective Time, will be prorated between Purchaser, on the one hand, and Seller, on the other hand, based on the full amount of the latest available bills or statements on the basis of a three hundred sixty-five (365)-day calendar year (except to the extent accrued on a three hundred sixty (360)-day calendar year, in which case proration shall be based on a three hundred sixty (360)-day calendar year) as of the Effective Time. Each of Seller and Purchaser will cooperate and provide supporting information to determine the amount and proration of such fees or expenses. Any necessary payments to reflect such proration shall be reflected in the Final Closing Statement. To the extent that any fees or expenses described in this Section 3.4(c) are not discovered or the actual amount thereof is not known prior to the final determination of the Final Closing Statement, the parties shall cooperate with one another so that Seller and Purchaser each pays its appropriate share of any such fee or expense, depending upon whether such fee or expense relates to the period before or after the Effective Time.

(d)    Except as otherwise expressly provided herein, the determination of the Final Closing Statement will be final and binding on the parties hereto, unless, within thirty (30) Business Days after receipt by Purchaser of the Final Closing Statement, Purchaser notifies Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser. Such accounting firm will be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm will be final and binding on the parties hereto. The costs and expenses of the accounting firm shall be allocated between Purchaser and Seller based upon the percentage of the dollar value of the disputed amounts (as submitted to the accounting firm) determined in favor of the other party by the accounting firm bears to the dollar value contested by such party. For example, if Purchaser submits a disagreement to the Final Closing Statement to the accounting firm for $1,000, and Seller contests only $500 of the amount claimed by Purchaser, and if the accounting firm ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the accounting firm will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Purchaser.

(e)    Not later than the second (2nd) Business Day following the determination of the Final Closing Statement, Seller and Purchaser will effect the transfer of any funds as may be necessary to reflect differences between the Closing Statement and the Final Closing Statement and resulting adjustments to the calculation of the Closing Payment, together with interest thereon computed from the Closing Date up to, but not including, the date of such payment at the Federal Funds Rate; provided, however, that if Purchaser timely provides the disagreement notice referred to in Section 3.4(d), within two (2) Business Days of the date of such notice, Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect the undisputed portion of the Final Closing Statement and the resulting adjustments to the calculation of the Closing Payment, together with interest thereon computed from the Closing Date up to, but not including, the date of such payment at the Federal Funds Rate.

Section 3.5    Delivery of the Loan Documents. As soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents, actually in the possession or control of Seller or any of its Affiliates. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller’s interest in any collateral securing any Loan, except as specifically set forth herein. If any Loan Documents are not in the possession or control of Seller on the Closing Date, Seller shall use reasonable best efforts to obtain those Loan Documents and deliver them to Purchaser as soon as practicable after the Closing Date.

Section 3.6    Allocation of Purchase Price. The parties hereto agree to report the allocation of the total consideration including any Assumed Liabilities as determined for U.S. federal income Tax purposes among the Purchased Assets in a manner consistent with Section 1060 of the Code and report such allocation on Form 8594 and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local Taxing Authority. Within 45 days of the Closing Date, Purchaser will deliver to Seller its proposed allocation on Form 8594. The parties will discuss Purchaser’s proposed allocation in good faith; provided, however, each party will be entitled to report the allocation it determines appropriate (pursuant to Section 1060 of the Code) to the Internal Revenue Service or any applicable state or local Taxing Authority.

ARTICLE IV

THE CLOSING

Section 4.1    Closing Time and Place. The closing with respect to the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., New York time at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on (1) the date set forth in Schedule 4.1 or (2) such other time and date as Purchaser and Seller may agree in writing (in either case, the “Closing Date”). The Closing shall be deemed effective as of the Effective Time.

Section 4.2    Closing Documents.

(a)    Deliveries of Seller.

(1)    At the Closing, Seller shall deliver the following documents to Purchaser, all of which shall be in a form reasonably satisfactory to Purchaser:

(2)    the updated Schedules contemplated by Section 3.3(c);

(3)    the officers’ certificates contemplated by Section 10.3(c);

(4)    a special warranty deed with a covenant against grantor’s acts (or its substantive local law equivalent) for each parcel of the Purchased Real Property together with any real property transfer tax declarations, if required under applicable law;

(5)    a seller’s affidavit and GAP undertaking in substantially the form attached as Exhibit 4.2(a)(5) hereto, with such modifications, if any, and such supporting documentation (e.g., organizational documents and confirmation of corporate authority, but not including any modifications or documentation that would impose or require Seller to incur any additional expense or liability) as reasonably may be required by the Purchaser’s title insurance company to enable such company to issue title insurance in respect of each parcel of the Purchased Real Property;

(6)    a duly executed bill of sale and assignment and assumption agreement, in substantially the form attached hereto as Exhibit 4.2(a)(6) (the “Bill of Sale and Assignment and Assumption Agreement”), evidencing the transfer to Purchaser of the Purchased Assets and Purchaser’s assumption of the Assumed Liabilities;

(7)    duly executed leases with respect to each Retained ATM in the form substantially as set forth in Exhibit 4.2(a)(7) (the “Retained ATM Leases”);

(8)    a certification of non-foreign status of Seller, in a form reasonably acceptable to Purchaser, satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2); provided that if Seller fails to provide such certification, Purchaser shall be permitted to withhold Tax from the consideration payable pursuant to this Agreement as required by Section 1445 of the Code;

(9)    subject to the Conversion Plan, the Records (except to the extent that information contained in the Records relates to transactions or activity that occur prior to the Closing and it is not reasonably practicable to include such information in the Records as of the Closing, then Seller shall deliver such portion of the Records as promptly as practicable following the Closing); and

(10)    subject to the Conversion Plan, the Loan Documents (except to the extent that information contained in the Loan Documents relates to transactions or activity that occur prior to the Closing and it is not reasonably practicable to include such information in the Loan Documents as of the Closing, then Seller shall deliver such portion of the Loan Documents as promptly as practicable following the Closing).

(b)    Deliveries of Purchaser. At the Closing, Purchaser shall deliver the following documents to Seller, all of which shall be in form reasonably satisfactory to Seller:

(1)    the officer’s certificate contemplated by Section 10.2(c);

(2)    duly executed Retained ATM Leases; and

(3)    a duly executed Bill of Sale and Assignment and Assumption Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as follows:
Section 5.1    Organization. Seller is a national banking association duly organized and validly existing under the laws of the United States. Seller has all requisite corporate power and authority to own the Purchased Assets and to carry on the Transferred Business as currently conducted by it and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership of the Purchased Assets and the conduct of the Transferred Business as currently conducted by it requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2    Authority; Capacity. Seller has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by (or when executed, will have been duly authorized and approved by) all necessary corporate action on the part of Seller, and this Agreement and the documents executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of Seller (assuming due authorization and execution by Purchaser), enforceable against Seller in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and the supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of Law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies (each of the foregoing, an “Enforceability Exception”).

Section 5.3     Consents and Approvals. The execution, delivery and performance by Seller of this Agreement does not require, and will not require, any action by or in respect of, or filing with, any Governmental Entity by Seller, other than (a) in connection with the Regulatory Approvals that Purchaser will seek, (b) as applicable, the receipt of Authorizations described in Section 7.3 and (c) any filings or approvals required for the continued perfection or priority of any Lien under an Assumed Contract, except where the failure to take any such action or make any such filing would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.4    Non-Contravention. Subject to obtaining any necessary consents or approvals described in Section 5.3, the execution, delivery and performance of this Agreement by Seller does not and will not (1) breach or violate the governing documents of Seller, (2) breach or violate any applicable Law or (3) result in the creation or imposition of any Lien on any Purchased Asset, other than as a result of Purchaser’s own circumstances, except, in the case of any of (1) - (3), as to any matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5    Compliance with Law. Seller conducts, and during the last three years has conducted, the Transferred Business in compliance with applicable Law, except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect; provided that compliance with Law matters specifically addressed elsewhere in this Article V shall be governed by such specific representations and not this Section 5.5.

Section 5.6    Litigation and Related Matters. As of the date of this Agreement, there are no actions, suits, or proceedings (or, to the Knowledge of Seller, investigations), whether civil, criminal or administrative, against Seller or its Affiliates pending as of the date of this Agreement or, to the Knowledge of Seller, threatened as of the date of the Agreement specifically related to the Transferred Business, Purchased Assets or Assumed Liabilities, which would (1) reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect or (2) prevent or materially delay Seller from being able to perform its material obligations under this Agreement.

Section 5.7    No Brokers or Finders. Except for Wells Fargo Securities LLC and Sandler O’Neill + Partners, L.P., whose fees will be paid by Seller or an Affiliate of Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Seller or its Affiliates in connection with the transactions contemplated hereby.

Section 5.8    Operations. Since December 31, 2017 until the date of this Agreement, Seller has conducted the Transferred Business only in the ordinary course of business consistent with past practice in all material respects.

Section 5.9    Real Property Leases and ATM Real Property Leases.

(a)    Seller has provided Purchaser with true and correct copies of all Real Property Leases and all ATM Real Property Leases. Each Real Property Lease and ATM Real Property Lease, as applicable, is in full force and effect in all material respects and Seller has a valid and subsisting leasehold interest in the leasehold estate under each of the Real Property Leases and ATM Real Property Leases, in each case free and clear of any Liens, and Seller is not in default in any material respect under the terms of any of the Real Property Leases or ATM Real Property Leases. To Seller’s Knowledge (1) there exists no default of any material nature by any landlord under any Real Property Lease or ATM Real Property Lease, as applicable, and (2) there exists no condition, state of facts or event that, with the passing of time or the giving of notice, or both, would constitute a default of any material nature by any landlord under a Real Property Lease or an ATM Real Property Lease (it being understood that when Seller remakes the foregoing representation as of the Closing Date, such representation will be subject to any changes in facts or circumstances that have been disclosed by Seller to Purchaser on or prior to the Closing Date). Each Real Property Lease and ATM Real Property Lease constitutes the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the landlord under such Real Property Lease or ATM Real Property Lease, and is enforceable in accordance with its terms subject, as to enforcement, to any applicable Enforceability Exceptions.

(b)    To Seller’s Knowledge, Seller has not received any written notice of a condemnation proceeding relating to any real property that is subject to a Real Property Lease or ATM Real Property Lease, as applicable, that would materially affect a Real Property Lease or ATM Real Property Lease or Seller’s intended use of the property leased thereby.

Section 5.10    Purchased ATMs and Purchased Real Property.

(a)    Seller owns each of the Purchased ATMs and the Retained ATMs and, on the Closing Date, Seller will convey title to the Purchased ATMs and lease to Purchaser the Retained ATMs pursuant to the Retained ATM Leases, in each case, free and clear of all Liens. Seller owns fee simple title to the Purchased Real Property, free and clear of all Liens, and on the Closing Date, Seller will convey fee simple title to the Purchased Real Property, free and clear of all Liens. Each Third-Party Real Property Lease is in full force and effect in all material respects and, to Seller’s Knowledge, neither Seller nor the tenant or occupant under such Third-Party Real Property Lease is in default in any material respect under the terms thereof.

(b)    To Seller’s Knowledge, Seller has not received written notice from any Governmental Entity of any condemnation proceeding pending or presently threatened against any Purchased Real Property or any ATM real property or against the real property occupied by Seller pursuant to any Real Property Lease or any ATM Real Property Lease or against the real property occupied by the Retained ATMs, in each case which, if completed as commenced or threatened, would materially and adversely affect Seller’s ability to utilize the subject real property for its intended use (it being understood that when Seller remakes the foregoing representation as of the Closing Date, such representation will be subject to any changes in facts or circumstances that have been disclosed by Seller to Purchaser on or prior to the Closing Date).

(c)    Other than the rights of Purchaser pursuant to this Agreement, Seller has not granted, and, to Seller’s Knowledge, there are no outstanding options, rights of first offer or first negotiation or rights of first refusal in favor of any other party to purchase any Purchased Real Property or any material portion thereof.

(d)    The Branch buildings and facilities located within the Purchased Real Property (1) are in reasonably good condition and repair in all material respects, subject to reasonable wear and tear, (2) have access to public roads or valid easements for such ingress and egress, and (3) have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections and other basic utilities, in each case as sufficient to enable the Purchased Real Property to be used and operated in the manner currently being used by Seller, and (4) none of the Branches is dependent for its access, use or operation on any land, building, improvement or other property interest which is not included in the Purchased Real Property, including, without limitation, its appurtenances.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, during the last three years Seller has not received any written notice, which remains outstanding, that any Purchased Real Property or Retained ATM, or Seller’s use and operation thereof, is in violation in any material respect of any Laws.

Section 5.11    Assumed Deposits. The Assumed Deposits have been originated and administered in accordance with the terms of the respective governing documents and all applicable Laws, in each case, in all material respects. The Assumed Deposits are insured by the FDIC to the fullest extent permitted under Law and Seller has paid all deposit insurance assessments due with respect thereto.

Section 5.12    Purchased Loans.

(a)    Each Purchased Loan constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable, to the Knowledge of Seller, by the holder thereof in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions. Each Purchased Loan is evidenced by legal, valid and binding instruments executed by the respective borrower(s) or obligor(s).

(b)    Each Purchased Loan is assignable to Purchaser, together with all collateral security therefor, without the consent of the respective borrower(s) or obligor(s). No Purchased Loan is subject to a participation, syndication or securitization.

(c)    Each Purchased Loan was originated by Seller or a Subsidiary of Seller: (1) in the ordinary course of business and consistent with Seller’s policies and procedures for Loan origination and servicing in place at the time such Purchased Loan was made in all material respects and (2) in accordance with applicable Law, in all material respects. To the extent any Purchased Loan is secured, such Purchased Loan is secured by a valid, perfected and enforceable Lien on the secured property described in the applicable security agreement.

(d)    The Purchased Loan Schedule sets forth a list of each of the Purchased Loans, as of the date of such Schedule, including, for each Purchased Loan, the outstanding principal balance (including Accrued Interest and Fees) and maturity date. Each Purchased Loan has been serviced and administered in all material respects in accordance with (1) applicable Law; (2) Seller’s loan servicing and operating procedures as in effect from time to time; and (3) the respective Contract governing each Purchased Loan.

(e)    Immediately following the sale of each Purchased Loan, Purchaser will own such Purchased Loan free and clear of any Liens other than any Lien created by virtue of Purchaser’s purchase of such Purchased Loans.

(f)    None of the rights or remedies under the documentation relating to the Purchased Loans has been amended, modified, waived, subordinated or otherwise altered by Seller, except as evidenced by a written instrument which is a part of the file with respect to the Purchased Loans.

(g)    Except as set forth in this Section 5.12, Seller does not make any representation or warranty of any kind relating to the Purchased Loans and Seller shall not be responsible for: (1) any representation, warranty or statement made by an obligor or other party in or in connection with any Purchased Loan, (2) the financial condition or creditworthiness of any primary or secondary obligor under any Purchased Loan or any guarantor or surety or other obligor thereof, (3) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Purchased Loan, or (4) inspecting any of the property, books or records of any obligor.

Section 5.13    Assumed Contracts. To the Knowledge of Seller, each party to any Assumed Contract (other than Real Property Leases and ATM Real Property Leases) to which Seller is a party has performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued, no party is in default under such Assumed Contracts and none of such Assumed Contracts was entered into outside the ordinary course of business of Seller (or its applicable predecessor in interest). Each such Assumed Contract constitutes the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the respective third party, and is enforceable in accordance with its terms subject, as to enforcement, to any applicable Enforceability Exceptions.

Section 5.14    Regulatory Matters. As of the date of this Agreement, there are no pending, or to the Knowledge of Seller, threatened disputes, controversies or other matters between or involving Seller and any Governmental Entity that (1) would reasonably be expected to prevent or materially delay Seller from being able to perform its obligations under this Agreement or (2) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. As of the date hereof, Seller has not received any notice from any Governmental Entity indicating that such Governmental Entity would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not grant or issue its consent or approval promptly.

Section 5.15    Necessary Permits. Seller has all material permits, licenses, orders, ratings and approvals of all Governmental Entities necessary to operate the Transferred Business substantially as presently operated, and (1) all of such permits, licenses, orders, ratings and approval are in full force and effect in all material respects, and (2) to the Knowledge of Seller, no suspension or cancellation of any such permit, license, order, rating or approval has been threatened.

Section 5.16    Branch Employees and Benefits.

(a)    The Branch Employees Schedule lists, as of the date set forth therein, to the extent permitted by Law, each Branch Employee’s name, home address (including the zip code), job title, status (active or on approved leave and estimated return to work date if known), status as Full-Time or Part-Time Employee, annual base salary or hourly base pay rate, type of incentive plan, if applicable (i.e., discretionary or formulaic), the annual target percentage or modeled quarterly cash incentive bonus amount (if applicable), primary work location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller), recognized service with Seller or any of its Affiliates based on the Corporate Hire Date identified in Seller’s Human Resources Management System (“HRMS”), and standard work hours identified in Seller’s HRMS. No later than fifteen (15) Business Days prior to the Closing Date (and thereafter periodically from time to time prior to Closing to the extent necessary), Seller shall update the Branch Employees Schedule to reflect any newly hired Branch Employees, those Branch Employees whose employment has terminated, and any other change in the other information on the Branch Employees Schedule, in each case to the extent permitted by Section 7.1 of this Agreement.

(b)    Schedule 5.16(b) sets forth an accurate and complete list of each material Employee Plan. “Employee Plan” shall mean each employee benefit or compensation plan, policy, program, agreement, arrangement or other obligation, including all pension, retirement, retiree medical, profit-sharing, thrift, savings, deferred compensation, compensation, employment, incentive, equity-based, change in control, severance, welfare, fringe benefit, perquisite and similar plan, policy, program, agreement or arrangement, whether or not in writing and whether or not funded, which is sponsored, maintained or contributed to by Seller or any of its Affiliates and, in each case, in which any Branch Employee is eligible to participate. Seller has made available to Purchaser copies of the summary plan descriptions with respect to each material Employee Plan subject to ERISA. Except as would not have a Material Adverse Effect, each Employee Plan is in compliance with applicable Laws, including, without limitation, ERISA and the Code.

(c)    Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified and, to the Knowledge of Seller, no event has occurred that could reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(d)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (1) entitle any Branch Employee to any payment or (2) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Branch Employee.

Section 5.17     Labor Contracts and Relations.

(a)    With respect to the Branch Employees or the Transferred Business, (1) none of Seller or any of its Subsidiaries is a party to any collective bargaining agreement, contract, or other agreement or arrangement with a labor union, labor organization or other employee representative body and, to Seller’s Knowledge, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor unions or labor organizations, to organize, or compel Seller or its Subsidiaries to bargain as to wages and conditions of employment of, any Branch Employees or any other employees at the Branches or of the Transferred Business, (2) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of Seller or any of its Subsidiaries is the subject of a proceeding asserting it has committed an unfair labor practice nor, to the Knowledge of Seller, is any such proceeding threatened, and (3) there is no strike, lockout, slowdown, work stoppage or other labor dispute by the Branch Employees or otherwise impacting the Branches or the Transferred Business pending or, to Seller’s Knowledge, threatened.

(b)    Each Branch Employee is authorized to work in the U.S. and is otherwise in compliance with all applicable visa requirements in all material respects.

(c)    To Seller’s Knowledge, Seller and its Subsidiaries are not delinquent in payments to any Branch Employees.

(d)    To Seller’s Knowledge, no Branch Employee is in violation of any term of (i) any employment contract, non-disclosure agreement, confidentiality agreement or consulting agreement with Seller or any of its Subsidiaries or (ii) any non-competition agreement, non-solicitation agreement or restrictive covenant with a former employer relating to the right of such employee to be employed by or provide services to the Transferred Business.

Section 5.18    Environmental Matters.

(a)    To the Knowledge of Seller, each of Seller and its Subsidiaries is currently in compliance in all material respects with all Environmental Laws applicable to the Purchased Real Property and the property leased pursuant to the Real Property Leases and with respect to any operations or activities conducted by Seller or any of its Subsidiaries on such property, which compliance includes the possession of, and compliance with the terms of, any permits required under applicable Environmental Laws. To the Knowledge of Seller, neither Seller nor any of its Subsidiaries has received any written notice that there has been any failure of any material nature to comply with Environmental Laws applicable to the Purchased Real Property or the property leased pursuant to the Real Property Leases, and with any operations or activities conducted by Seller or any of its Subsidiaries on such property, except any such notice with respect to a failure to comply which has been fully resolved.

(b)    As of the date of this Agreement, there is no suit, claim, demand, action, consent order, investigation or proceeding pending or, to the Knowledge of Seller, threatened in which Seller or any of its Subsidiaries or, with respect to threatened proceedings, could reasonably be expected to be named as a defendant, responsible party or potentially responsible party (1) for alleged noncompliance, with any Environmental Laws or (2) relating to the Release into or presence in the Environment of any Hazardous Materials, in either case at or on any Purchased Real Property or the property leased pursuant to the Real Property Leases.

(c)    To the Knowledge of Seller there have been no Releases into the Environment of any Hazardous Materials in, on, from, under or affecting any Purchased Real Property or the property leased pursuant to the Real Property Leases which would reasonably be expected to have a material adverse impact on such property. During the last three years, neither Seller nor any of its Subsidiaries have received any requests for information under any Environmental Law from a Governmental Entity with respect to any Purchased Real Property or the property leased pursuant to the Real Property Leases.

(d)    Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in this Section 5.18 constitute the sole representations and warranties of Seller relating to any Environmental Law or Hazardous Material (it being understood that when Seller remakes the foregoing representations in this Section 5.18 as of the Closing Date, such representations will be subject to any changes in facts or circumstances that have been disclosed by Seller to Purchaser on or prior to the Closing Date).

Section 5.19     Books and Records. The Records taken as a whole are, in the aggregate, accurate in all material respects and have been maintained in the ordinary course of business.

Section 5.20    Intellectual Property and Technology.

(a)    To the Knowledge of Seller, the conduct of the Transferred Business as currently conducted does not infringe, misappropriate or otherwise violate the rights of any Person in any Intellectual Property. Seller has the right to transfer to Purchaser the Records and the contents thereof.

(b)    The Transferred Business has during the last three years complied in all material respects with all applicable Seller rules, policies, and procedures then in effect, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use in connection with the Transferred Business. To the Knowledge of Seller, in the last three (3) years, the Transferred Business has not experienced any material unauthorized access to any of the information or data included in the Records.

Section 5.21    Tax Matters. All material Tax Returns with respect to the Purchased Assets, the Assumed Liabilities, or the operation of the Transferred Business, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date have been duly and timely filed, such Tax Returns are correct, true and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been timely paid in full, withheld and/or timely remitted to the appropriate Taxing Authority, as applicable. There are no unpaid income Taxes with respect to the Transferred Business that, if remain unpaid after the Closing, would become payable by Purchaser. Seller has withheld and remitted to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with the Transferred Business. For all completed Tax years, Seller has sent to each account holder, to the extent required by applicable Tax Law, with respect to the Assumed Deposits all Internal Revenue Service forms required by Law (or a substitute form permitted by Law) relating to the interest, earnings, or dividends paid on the Assumed Deposits for those periods.

Section 5.22    No Other Representations and Warranties.

(a)    Except as expressly set forth in this Article V, Seller, and no other person on behalf of Seller, has made or makes any express or implied representations or warranties. Purchaser represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of Seller set forth in this Article V.

(b)    Except as specified in Section 5.9, Section 5.10 and Section 5.18, and without limiting the generality of Section 5.22(a), Seller makes no representations or warranties, express or implied, of any type or nature with respect to the physical condition of the Purchased Real Property or the property leased pursuant to the Real Property Leases, or the ATM Real Property Leases, and Seller’s interests in the foregoing are being sold “AS IS,” “WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN,” with no rights of recourse against Seller or its Affiliates for same.  Without limiting Purchaser’s rights under Section 12.2(a)(1) with respect to the representations and warranties set forth in Section 5.9, Section 5.10 and Section 5.18, and without limiting the generality of Section 5.22(a), Purchaser hereby agrees that, by closing this transaction, Purchaser releases Seller and any of its Affiliates from, and waives, any claims which Purchaser may now or hereafter have against Seller or any of its Affiliates, directors, officers, employees, agents or representatives relating to the condition of the Purchased Real Property or the property leased pursuant to the Real Property Leases and the ATM Real Property Leases.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty) as follows:
Section 6.1    Organization. Purchaser is a federal savings bank duly organized, validly existing and in good standing under the Laws of the United States. Purchaser has all corporate power and authority to own the Purchased Assets and to carry on the Transferred Business and, subject to receipt of the Regulatory Approvals, is duly qualified to do business in and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership of the Purchased Assets and the conduct of the Transferred Business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 6.2    Authority; Capacity. Purchaser has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by (or when executed will have been duly authorized and approved by) all necessary corporate action on the part of Purchaser, and this Agreement and documents executed pursuant hereto constitutes, or when executed will constitute, the valid and binding obligations of Purchaser (assuming due authorization and execution by Seller), enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by any applicable Enforceability Exceptions.

Section 6.3    Consents and Approvals.

(a)    The execution, delivery and performance by Purchaser of this Agreement does not require, and will not require, any action by or in respect of, or filing with, any Governmental Entity by Purchaser, other than (1) compliance with the requirements of applicable Law, (2) in connection with the Regulatory Approvals or (3) as applicable, the receipt of Authorizations described in Section 7.3.

(b)    As of the date of this Agreement, there are no pending, or to the Knowledge of Purchaser, threatened disputes or controversies between Purchaser or any of its Affiliates and any Governmental Entity, including, with respect to capital requirements, that (1) would reasonably be expected to prevent or delay Purchaser from being able to perform its obligations under this Agreement or (2) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. As of the date of this Agreement, Purchaser has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

(c)    As of the date of this Agreement, both currently and after giving effect to the transactions contemplated hereby (on a pro forma basis) Purchaser meets, and will meet, upon consummation of the transaction contemplated by this Agreement, all capital requirements, standards and ratios required by each state, federal or foreign regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as applied to Purchaser by any state, federal or foreign regulator, and Purchaser has no reason to believe that any such regulator is likely to, or has indicated that it will, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any additional capital requirement, standard or ratio that is not already met by Purchaser (both currently and on a pro forma basis).

(d)    The deposits of Purchaser and its Subsidiaries are insured by the FDIC to the fullest extent permitted under Law, and Purchaser has paid all deposit insurance assessments due with respect thereto.

(e)    Purchaser was rated at least satisfactory following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision and has no reason to believe that its current Community Reinvestment Act examination rating will be downgraded following its next Community Reinvestment Act examination. As of the date of this Agreement, Purchaser has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

Section 6.4    Non-Contravention. Subject to obtaining any necessary consents or approvals described in Section 7.3(a), the execution, delivery and performance of this Agreement by Purchaser does not and will not (1) breach or violate the governing documents of Purchaser or (2) breach or violate any applicable Law, except, in each case for any breach or violation that would not prevent or materially delay Purchaser from being able to perform its obligations under this Agreement in all material respects and to obtain promptly the Regulatory Approvals.

Section 6.5    Compliance with Laws. Each of Purchaser and its Subsidiaries: (1) is in compliance with Law applicable to its business and (2) has conducted and are conducting its business in all material respects in compliance with all applicable Laws, including, all regulations, orders, and opinions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the FDIC; in each case, except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay receipt of the Regulatory Approvals or Purchaser from being able to perform its obligations under this Agreement.

Section 6.6    Litigation and Related Matters. As of the date of this Agreement, there are no actions, suits, or proceedings, whether civil, criminal or administrative, against Purchaser pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser which would (1) reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect or (2) prevent or materially delay Purchaser from being able to perform its material obligations under this Agreement.

Section 6.7    No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

Section 6.8    Financing. On the Closing Date, Purchaser will have sufficient cash to enable it to pay the Purchase Price to Seller and to promptly pay any other amounts to be paid by it under this Agreement.

Section 6.9    No Other Representations or Warranties. Except as expressly set forth in this Article VI, Purchaser, and no other person on behalf of Purchaser, has made or makes any express or implied representations or warranties. Seller represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of Purchaser set forth in this Article VI.

ARTICLE VII

GENERAL COVENANTS

Section 7.1    Conduct of the Transferred Business Prior to the Closing.

(a)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as (i) otherwise contemplated by this Agreement, (ii) consented to in writing in advance by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) required by applicable Law or with respect to Seller’s actions taken in good faith furtherance of compliance with applicable Law, or (iv) required pursuant to a binding agreement, commitment or arrangement existing as of the date of this Agreement and Previously Disclosed, Seller shall not:

(1)    fail to use its reasonable best efforts to conduct the Transferred Business in the ordinary course of business consistent with past practice;

(2)    except as disclosed in the Seller Disclosure Schedule or required pursuant to the terms of any Employee Plan in effect as of the date hereof, (A) hire any Branch Employee except to fill an open position set forth on the Seller Disclosure Schedule or to replace a Branch Employee whose employment terminates after the date hereof, (B) terminate any Branch Employee (other than for cause in a manner consistent with past practice), (C) increase the compensation or benefits payable to the Branch Employees, other than increases in the base salary or base wage payable to any Branch Employee in the ordinary course of business consistent with past practice that do not exceed 3% of the Branch Employee’s base salary or base wage as in effect on the date hereof; provided, that this Section 7.1(a)(2) shall not restrict Seller from providing retention or other stay incentive compensation to any Branch Employee so long as such compensation is at Seller’s sole expense, or (D) adopt, modify, amend or terminate any Employee Plan (or any arrangement that would be an Employee Plan if in effect on the date hereof) other than with respect to any Employee Plan that applies generally to employees of Seller and its Affiliates or a subset thereof that is not specific to Branch Employees;

(3)    except for employment transfers resulting from Seller’s internal job postings (which postings are not specifically targeted to the Branch Employees), (A) transfer the employment of any Branch Employee to another branch, facility or office of Seller or any of its Affiliates which is not a Branch; (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Branch Employee to any Branch; or (C) otherwise alter the position or duties of any employee or other worker in such a way as to change whether such employee or other worker is or is not considered a Branch Employee;

(4)    other than in the ordinary course of business consistent with past practice, amend, modify or waive any provision of any Assumed Contract;

(5)    other than in the ordinary course of business consistent with past practice, sell, transfer, assign, encumber with any Lien or otherwise dispose of any Purchased Assets;

(6)    other than in the ordinary course of business consistent with past practice or as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Transferred Business, materially alter its interest rate, credit policies or fee pricing policies or practices with respect to the Assumed Deposits and the Purchased Loans; provided, however that Seller will be permitted (but not required) to take such actions with respect to the Assumed Deposits to the extent reasonably deemed necessary to preserve the mix, type and aggregate amount of the Assumed Deposits;

(7)    other than in the ordinary course of business consistent with past practice, make or agree to make any material improvements to the Purchased Real Property or the leased property subject to a Real Property Lease;

(8)    fail to maintain the Purchased Real Property, the leased property subject to a Real Property Lease, the real property comprising the Purchased ATMs and the leased property subject to an ATM Real Property Lease (including any related drive-thru teller facilities) in a condition substantially the same as on the date of this Agreement, ordinary wear and tear excepted;

(9)    close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch;

(10)    amend, terminate or extend in any material respect any Real Property Lease, ATM Real Property Lease or Third-Party Real Property Lease; provided, however, (x) Seller may extend any Real Property Lease or ATM Real Property Lease if, in its reasonable business judgment, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation, to deliver the ATM on the Closing Date or to avoid the deemed waiver of any right to extend the term of a Real Property Lease or ATM Real Property Lease and (y) Seller shall be entitled to terminate any Third-Party Real Property Lease in connection with Seller’s enforcement of its remedies under such Third-Party Real Property Lease following a default by the lessee thereunder;

(11)    other than in the ordinary course of business consistent with past practice, fail to maintain all material insurance policies related to the Transferred Business; or

(12)    agree to any of the foregoing actions.

(b)    Notwithstanding anything to the contrary in this Agreement, (1) nothing contained in this Agreement shall be construed to give Purchaser, directly or indirectly, rights to control or direct the operations of the Transferred Business prior to the Closing; and (2) prior to the Closing, Seller shall exercise, consistent with the terms of this Agreement, complete control and supervision over the operations of the Transferred Business.

Section 7.2    Access to Properties and Records Relating to the Transferred Business.

(a)    To the extent permitted by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller shall provide to Purchaser and to its officers, accountants, counsel, and other representatives reasonable access during Seller’s normal business hours to the properties, books, contracts and records of Seller and its Subsidiaries to the extent related to the Transferred Business for purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that such access shall be at reasonable times and upon reasonable prior notice, shall not occur prior to Seller’s initial communications with Branch Employees regarding the transactions contemplated by this Agreement, shall not disrupt the personnel and operations of Seller and its Subsidiaries and will require that Purchaser and its representatives be accompanied by a representative of Seller; provided further, that Purchaser’s access to Tax Returns filed by or otherwise relating to Seller or any of its Subsidiaries shall be governed by Article IX; provided further that Seller shall not be required to provide access to any information to the extent that such access: (1) would violate applicable Law or would adversely impact any legal privilege; (2) would result in the disclosure of any confidential supervisory information, or any trade secrets or any competitively sensitive information of Seller or of a third party to whom Seller has confidentiality obligations; (3) would result in Purchaser gaining access to Seller’s and its Affiliates’ consolidated Tax Returns or (4) would result in Purchaser gaining access to any information relating to Seller’s other branches, facilities or operations not subject to this Agreement; and provided further that all employee communications shall be governed by Section 8.1(i). All requests for access to such properties, books, and records shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Seller will provide such additional information and access described in Schedule 7.2.

(b)    Following the Closing, Purchaser will grant Seller and its representatives reasonable access during Purchaser’s normal business hours to all books and records related to the Transferred Business and to the Transferred Branch Employees (including making such persons reasonably available to Seller for depositions, witness preparation, trial preparation and fact-gathering, but excluding any proceedings, or threatened proceedings, between Seller and Purchaser or an Affiliate of Purchaser or of Seller) upon reasonable prior notice if such access is reasonably deemed necessary or desirable by Seller or any of its Subsidiaries in connection with its tax, regulatory, litigation, contractual or other legitimate, non-competitive matters for which Transferred Branch Employees may have relevant information; provided, however, Purchaser shall not be required to provide access to any information to the extent that such access: (1) would violate applicable Law or would adversely impact any legal privilege; or (2) would result in the disclosure of any confidential supervisory information, or any trade secrets or any competitively sensitive information of Purchaser or of a third party to whom Purchaser has confidentiality obligations. All requests for access to such books and records shall be made to such representatives of Purchaser as Purchaser shall designate, who shall be solely responsible for coordinating all requests and all access permitted hereunder. Nothing in the foregoing will prevent Seller or any of its

Subsidiaries from seeking to make such persons available via subpoena or other legal or similar process, and Purchaser shall reasonably cooperate in making employees available for such purposes.

(c)    Following the Closing, Seller will grant Purchaser and its representatives reasonable access during Seller’s normal business hours to all books, records and other data included in or related to the Purchased Assets and Assumed Liabilities and retained by Seller pursuant to the terms of this Agreement. Seller shall retain such books and records in accordance with the policies and procedures, including with respect to safekeeping, security and destruction, as applied to the Retained Business generally.

Section 7.3    Efforts; Regulatory Filings and Other Actions.

(a)    Each of the parties hereto agrees to use its reasonable best efforts to (1) obtain any required Authorizations; (2) fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement; and (3) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing.

(b)    Without limiting this Section 7.3, but subject to Section 7.3(d), Purchaser shall use its reasonable best efforts to (1) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Regulatory Approvals as promptly as practicable, including, without limiting the generality of the foregoing, promptly agreeing to take and taking any actions required by any Governmental Entity with respect to any Regulatory Approval that are generally consistent with regulatory guidance or conditions or requirements imposed in similar transactions or otherwise reasonable in light of the circumstances of this transaction (i) to the extent necessary to consummate the transactions contemplated hereby as promptly as practicable and, where applicable, or (ii) to avoid a decision by a Governmental Entity to open an in-depth investigation or to cause a Governmental Entity to close its investigation as promptly as practicable; (2) effect all necessary registrations and filings, if any; and (3) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby. The parties agree that they shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notifications and report forms as may be required by applicable Law with respect to the transactions contemplated by this Agreement, including those of any applicable state, federal or foreign regulatory agency. Purchaser will use its reasonable best efforts to obtain such approvals and accomplish such actions as expeditiously as possible; provided that, within twenty (20) days after the date hereof, each party will file any application, notice or report required to be filed by such party with any Governmental Entity with respect to any Regulatory Approval or otherwise required in connection with the transactions contemplated hereby. Purchaser will use its reasonable best efforts to obtain a waiver from, or reduction of, any applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith. The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

(c)    Each party shall, subject to applicable Law (including with respect to confidential supervisory information) (1) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity in connection with the transactions contemplated hereby, and (2) provide counsel for the other party with copies of all filings made by such party, and all material correspondence between such party (and its advisors) with any Governmental Entity and any other material information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby; provided, in each case, that materials may be redacted (x) to remove information regarding valuation of the Transferred Business, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege or confidentiality concerns. Each party agrees that it will use reasonable best efforts to keep the other party informed with respect to all applications and developments related thereto, and, where reasonably practicable under the circumstances, give the other party reasonable advance notice of, and whenever appropriate, invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any material meetings or discussions held with any Governmental Entity; provided that such participation is not objected to by such Governmental Entity.

(d)    Promptly upon the execution of this Agreement and subject to applicable Law, Purchaser and Seller will reasonably coordinate in good faith in respect of any communications by Seller with any person with respect to the Authorizations and use reasonable best efforts to obtain the Authorizations. Seller and Purchaser, in consultation with each other, shall as promptly as practicable following the date hereof develop a communications and action plan (which plan shall be designed to communicate promptly and follow up with all such persons with respect to, and to obtain, all such required Authorizations), and shall keep each other reasonably informed regarding the progress and status of such efforts.

Section 7.4    Further Assurances. Seller and Purchaser agree that, from time to time, whether before, on or after the Closing Date, each of them will execute and deliver and/or record and file any additional documents, agreements or instruments, and take such other actions as the other reasonably requests in order to fully implement the transactions contemplated hereby.

Section 7.5    Confidentiality.

(a)    The parties agree that until the Closing Date, the confidentiality provisions of the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

(b)    Following the Closing Date, Purchaser shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity or relevant stock exchange, all non-public records, books, Contracts, instruments, computer data and other data and information relating to the Retained Business (or, if required under a Contract with a third party, such third party) furnished to it by Seller or its representatives pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (1) previously known by Purchaser on a non-confidential basis, (2) in the public domain through no fault of Purchaser or (3) later lawfully acquired from other sources by the party to which it was furnished), and Purchaser shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Entity. To the extent permitted by applicable Law, Purchaser shall notify Seller promptly upon becoming aware that any of the information described above (x) has been requested by a Governmental Entity and shall work in good faith with Seller to seek confidential treatment for or other protective order to prevent the disclosure of any of the confidential information described above; or (y) has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.5(b)). Purchaser shall use reasonable best efforts to minimize (e.g., through redaction) any such disclosure and, if applicable, shall make an appropriate request that such information be afforded confidential treatment under applicable Law.

(c)    Following the Closing Date, Seller shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity or relevant stock exchange, all non-public records, books, Contracts, instruments, computer data and other data and information relating solely to the Transferred Business (or, if required under a Contract with a third party, such third party) in Seller’s or its representatives’ possession (except to the extent that such information may be required to be disclosed under applicable Law to a Governmental Entity or otherwise), and Seller shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Entity. To the extent permitted by applicable Law, Seller shall notify Purchaser promptly upon becoming aware that any of the information described above (x) has been requested by a Governmental Entity and shall work in good faith with Purchaser to seek confidential treatment for or other protective order to prevent the disclosure of any of the confidential information described above; or (y) has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.5(c)). Seller shall use reasonable best efforts to minimize

(e.g., through redaction) any such disclosure and, if applicable, shall make an appropriate request that such information be afforded confidential treatment under applicable Law.

Section 7.6    Publicity; Notices. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public or Branch Customers regarding the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such a communication as, based on the advice of its counsel, may be required by applicable Law or as necessary to obtain the Regulatory Approvals. Except with respect to a communication issued by Purchaser or any of its Affiliates in compliance with the terms of this Section 7.6 that announces the execution of this Agreement or the consummation of the transactions contemplated hereby, no communication, whether verbal or written, issued by Purchaser or any of its Affiliates shall reference the name of Seller or any of its Affiliates without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed).

Section 7.7    Non-Competition and Non-Solicitation.

(a)    For an eighteen (18) month period following the Closing Date, Seller shall not (1) solicit Branch Customers for financial products or services of the type included in the Purchased Assets or the Assumed Liabilities on the basis of their being or having been a Branch Customer (e.g., through use of a list of Branch Customers), or (2) establish or maintain any retail branch banking office or ATM in the areas listed in Schedule 7.7(a) serving the mass retail banking market and the small business banking market currently served by Seller through Business Direct; provided, however, that, for the avoidance of doubt, this Section 7.7(a) shall not prohibit or in any way limit Seller or any of its Affiliates, after the Closing Date, from offering products and services to customers as part of the businesses of Seller and its Affiliates that are not being sold pursuant to this Agreement, including the conduct of the Retained Business, the Excluded Assets or the Excluded Liabilities and any business of Seller conducted on a national or regional basis so long as such activities do not involve the solicitation of customers described in the preceding clause (1); provided further that this Section 7.7(a) shall not restrict Seller or any of its Affiliates from making any acquisition (through merger, stock purchase or purchase of all or substantially all of another banking institution’s assets) of any then existing retail branch banking office or ATM from another banking institution located in the areas listed in Schedule 7.7(a), provided that the value of the newly acquired retail branch banking offices or ATMs within the areas listed in Schedule 7.7(a) would not constitute more than 40% of such acquired entity’s consolidated total revenues in the last completed fiscal quarter immediately preceding the consummation of the purchase transaction.

(b)    Without limiting the Confidentiality Agreement, for an eighteen (18) month period following the Closing Date:

(1)    Purchaser and its Affiliates shall not, directly or indirectly, solicit for employment or hire any Retained Employee; provided that this Section 7.7(b)(1) shall not prohibit Purchaser or any of its Affiliates from (i) engaging in solicitation by means of a general purpose advertisement not specifically targeted at the Retained Employees or hiring any Retained Employee as a result of such general purpose advertisement or (ii) hiring any Retained Employee who was terminated by Seller after the Closing Date; and

(2)    Seller shall not, directly or indirectly, solicit for employment any Transferred Branch Employee; provided that this Section 7.7(b)(2) shall not prohibit Seller from (i) engaging in solicitation by means of a general purpose advertisement not specifically targeted at the Transferred Branch Employees or hiring any Transferred Branch Employee as a result of such general purpose advertisement or (ii) hiring any Transferred Branch Employee who was terminated by Purchaser or any of its Affiliates after the Closing Date.

(c)    For an eighteen (18) month period following the Closing Date, and without limiting any confidentiality obligation otherwise applicable to it or them, Purchaser and its Affiliates shall not, directly or indirectly, use any information regarding the Retained Businesses in their possession as a result of the transactions contemplated by this Agreement, including as part of the books and records that are Purchased Assets, to solicit customers of the Retained Business for products or services; provided that nothing in this Section 7.7(c) shall be construed as limiting the ability of Purchaser to (1) engage in general solicitation, advertising or marketing not specifically targeted at such customers; or (2) service customers of the Retained Businesses who also are customers of Purchaser or its Affiliates.

(d)    From the date hereof until the Closing Date, Purchaser will not use the existence of the transactions contemplated by this Agreement (or its status as Purchaser) to attempt to (1) solicit Branch Customers through specifically targeted advertising or marketing or (2) induce such Branch Customers to close any account and open accounts directly with Purchaser.

(e)    Each of Purchaser and Seller understands and acknowledges that (1) it would be difficult to calculate damages to Seller or Purchaser, as applicable, from any breach of the obligations of Purchaser or Seller, as applicable, under this Section 7.7, (2) injury to Purchaser or Seller, as applicable, from any such breach would be irreparable and impossible to measure and (3) the remedy at law for any breach or threatened breach of this Section 7.7 would therefore be an inadequate remedy and, accordingly, Purchaser and Seller shall, in addition to all other available remedies (including, without limitation, seeking such damages as either can show it has sustained by reason of such breach and/or the exercise of all other rights either has under this Agreement), be entitled to seek injunctive relief, specific performance and other equitable remedies without the necessity of showing actual damages or posting of a bond.

(f)    Purchaser and Seller understand and acknowledge that the restrictive covenants and other agreements contained in this Section 7.7 are an essential part of this Agreement and the transactions contemplated hereby and thereby. It is the intention of the parties that, if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent that such provision would then be valid or enforceable under applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under applicable Law.

(g)    For the avoidance of doubt, none of the restrictions imposed by applicable subsections of this Section 7.7 that is applicable to a person that is an Affiliate of a party shall apply to such person if such person ceases to be an Affiliate of such party.

Section 7.8    Real Property Leases and ATM Leases.

(a)    Seller shall use its reasonable best efforts (which shall not require Seller to pay any money or other consideration, other than customary administrative charges and expense reimbursements, to any person or to initiate any claim or proceeding against any person) to cause every landlord of a Real Property Lease or ATM Real Property Lease, to the extent such landlord’s consent to the assignment of Seller’s rights and obligations as tenant in such Real Property Lease or ATM Real Property Lease to Purchaser is required under the terms of the applicable Real Property Lease or ATM Real Property Lease, to execute in favor of Purchaser (1) an Authorization and (2) a prospective release of Seller with respect to its obligations thereunder. To the extent that, despite Seller’s reasonable best efforts, such Authorization is executed but such a prospective release cannot be obtained with respect to a particular Real Property Lease or ATM Real Property Lease, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase (other than customary administrative charges and expense reimbursements, which shall be borne by Seller), the assignee of such Real Property Lease or ATM Real Property Lease, as applicable, will indemnify Seller for any claim arising under such Real Property Lease or ATM Real Property Lease, as applicable, from and after the Closing (and, if Purchaser is not the assignee, then Purchaser will guaranty such indemnification obligations of the assignee).

(b)    If, despite Seller’s reasonable best efforts, an Authorization of the type described in Section 7.8(a) to the assignment of the rights and obligations of Seller as tenant under a Real Property Lease or ATM Real Property Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase (other than customary administrative charges and expense reimbursements, which shall be borne by Seller), Seller shall, if permitted without the consent of the landlord under such Real Property Lease or ATM Real Property Lease, or, if such consent is required, after such consent has been obtained (which shall not require Seller to pay any money or other consideration, other than customary administrative charges and expense reimbursements, to any person or to initiate any claim or proceeding against any person), sublease the Branch or ATM location to Purchaser pursuant to a sublease agreement which shall be, to the extent permitted, for the remainder of the existing term of the Real Property Lease or ATM Real Property Lease, as applicable, and which shall provide for Purchaser to perform all of the obligations of Seller under such Real Property Lease or ATM Real Property Lease and which otherwise shall contain such terms as may be mutually agreeable between Seller and Purchaser but shall specifically (1) provide that the rent payable by Purchaser thereunder shall not be higher than the rent payable by Seller under such Real Property Lease or ATM Real Property Lease, and (2) permit Purchaser to exercise any renewal or extension options under such Real Property Lease or ATM Real Property Lease, at Purchaser’s election (each, a “Sublease Agreement”). The subtenant under such Sublease Agreement will indemnify Seller for any claim arising under the applicable Real Property Lease or ATM Real Property Lease from and after the Closing (and, if Purchaser is not the subtenant, then Purchaser will guaranty such indemnification obligations of the subtenant).

(c)    Purchaser shall use its reasonable best efforts to cooperate with Seller’s attempts to obtain each landlord’s Authorization and prospective release or its approval of a Sublease Agreement, but shall not be obligated to pay any consideration, grant any concession or material lease amendment in connection therewith.

(d)    Notwithstanding anything to the contrary contained in this Agreement, if Seller is unable to obtain for Purchaser the right to occupy any leased Branch or ATM location, whether pursuant to an Authorization or a Sublease Agreement or otherwise, Purchaser will not be entitled to terminate this Agreement and Purchaser will remain obligated to perform all of its obligations hereunder, including, without limitation, the assumption of the Assumed Deposits without any reduction or adjustment to the consideration to be paid by Purchaser as provided in this Agreement.

Section 7.9    UCC-1 Assignment and Other Documents.

(a)    Seller shall use its reasonable best efforts to deliver to Purchaser at the Closing all UCC-1 financing statements and UCC-3 assignments of such financing statements, mortgage assignments and endorsed notes, and all other documentation necessary to effect the assignment of record of the Purchased Loans to Purchaser. The out-of-pocket costs and expenses of preparing and filing any such documentation shall be paid by Purchaser.

(b)    In accordance with Article 9 of the UCC, from the date hereof until the Closing Date, Seller shall make, at Seller’s expense, all filings of continuation statements necessary to maintain perfection of any security interests related to the Purchased Loans that are scheduled to lapse before and within sixty (60) days after the later of the Closing or the date all documentation relating to the Purchased Loans have been delivered to Purchaser. Upon Closing, any out-of-pocket costs and the reasonable expenses of preparing and filing any such documentation for any such security interests that were scheduled to lapse after the Closing that are paid by Seller, shall be reimbursed promptly by Purchaser (without adjustment to the Purchase Price).

Section 7.10    Change of Name, Etc. Promptly after the local time that the Branches close to the public on the Closing Date (and in any event, prior to the opening of the Branches on the next Business Day), Purchaser will (1) change the name and logo on all Branches (including internal Branch signage) and on all other facilities relating solely to the Purchased Assets and the Assumed Liabilities to Purchaser’s name and logo; and (2) discontinue use of all documents, signage, marketing materials, brochures and forms of Seller or such item bearing Seller’s Trademark. All removals and all installations required pursuant to the foregoing shall be at the expense of Purchaser. Without limiting the foregoing, Seller may, in anticipation of the Closing and in its discretion, remove its signage and other materials from the Branches and other facilities prior to the Closing.

Section 7.11    Insurance Matters. Effective as of the Effective Time, (1) Seller will be entitled to terminate all insurance coverage relating to the Transferred Business and its current or former officers and employees under the general corporate policies of insurance, cancellable surety bonds and hold harmless agreements and (2) Purchaser shall become solely responsible for all insurance coverage with respect to the Transferred Business and its current officers and employees.

Section 7.12    Conversion.

(a)    Subject to applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Purchaser and Seller shall use reasonable best efforts to cooperate to effect the orderly transition of the Transferred Business from Seller to Purchaser. Purchaser shall deliver to Seller a proposed transition and conversion plan (the “Conversion Plan”), which shall also detail the data to be included in the conversion file as reasonably agreed by the parties, no later than fifteen (15) calendar days after the date hereof, and Purchaser and Seller shall use reasonable best efforts to finalize the Conversion Plan within sixty (60) calendar days after the date hereof; provided that, for the avoidance of doubt, the conversion file, including the interim conversion files provided by Seller between the date hereof and the Closing Date as well as the final conversion file provided by Seller on the Closing Date, shall include the Accrued Interest and Fees for each Purchased Loan and each Assumed Deposit shall reflect posted interest and fees. Following completion of the Conversion Plan, each of Purchaser and Seller shall perform their respective responsibilities set forth therein. In connection therewith, Seller and Purchaser shall each as promptly as practicable after the execution of this Agreement designate certain of their respective employees as “transition coordinators”, who will lead the development of the Conversion Plan and will oversee the implementation of such plan. The Conversion Plan shall include an agreed number of copies of the information in the Records, as well as the intervals at which such copies shall be provided.

(b)    With respect to any data, including Transferred Business Relationship Information or other non-public personal information of any Branch Customer, transferred to Purchaser’s systems for conversion purposes (and without limiting the provisions of this Agreement or the Confidentiality Agreement), prior to Closing: (1) Purchaser shall not use those data for any purposes other than for the conversion and in accordance with the Conversion Plan, shall transfer those data only to personnel involved in the conversion with a need to know such information (and, for the avoidance of doubt, not to front office/customer-facing personnel) and shall implement any “clean team” protocols reasonably requested by Seller and comply with the data security requirements as set forth in Exhibit 7.12(b); (2) Purchaser shall retain and use such data in accordance with applicable Law; (3) except as may be required by applicable Law, Purchaser shall not disclose those data to any person (including any of its Affiliates) without Seller’s prior written consent; (4) if this Agreement is terminated pursuant to Article XI, Purchaser shall immediately, as requested by Seller, destroy or transfer to Seller all those data, except for any such data Purchaser is required to retain under applicable Law, and certify to Seller that it has not retained or has destroyed (as applicable) all those data; and (5) except for any such data Purchaser is required to retain pursuant to a court order or judgment, data in respect of customers that are not, or cease to be, Branch Customers shall, immediately on Seller’s request, be destroyed or transferred to Seller and Purchaser shall certify to Seller that it has not retained or has destroyed (as applicable) all such data. Before providing any Transferred Business Relationship Information or other Branch Customer identifying data to Purchaser, Seller will have the right to either (x) conduct an inspection during Purchaser’s normal business hours of Purchaser’s or its vendors’ information security principles and controls, as applicable, or (y) request Purchaser or its vendors to furnish a certificate from a third party information security provider of Purchaser’s choice, reasonably acceptable to Seller, certifying that Purchaser’s or its vendors’ information security principles and controls are consistent with Seller’s applicable security standards. Purchaser may only provide Transferred Business Relationship Information or other Branch Customer identifying data to its vendors if such vendors have executed a confidentiality agreement with Purchaser and Seller containing terms no less favorable to Seller than the terms of the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). Upon Purchaser’s discovery of a data breach experienced by Purchaser or its vendors involving Transferred Business Relationship Information or other Branch Customer identifying data received by Purchaser or its vendors pursuant to this Agreement, Purchaser shall notify Seller of such breach as promptly as practicable following discovery, but in no event later than five (5) Business Days thereafter and keep Seller reasonably informed regarding such breach. In the event of such a data breach, Purchaser and Seller shall cooperate in good faith to take any necessary action, including customer notifications.

ARTICLE VIII

EMPLOYMENT AND BENEFIT MATTERS

Section 8.1    Transferred Branch Employees.

(a)    Offers of Employment. No later than thirty (30) calendar days prior to the expected Closing Date, Purchaser or an Affiliate of Purchaser shall make a Comparable Job Offer to all Branch Employees effective as of the Closing Date, or, for Branch Employees who are absent from work on account of sickness, leave under the Family Medical Leave Act or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law, as of the date that such Branch Employee returns to active employment if such date is within six (6) months following the Closing Date (the Closing Date or such later date, as applicable, the “Hire Date”). At least five (5) Business Days prior to the date on which the Comparable Job Offers are provided to the Branch Employees, Purchaser shall provide to Seller, for Seller’s review and comment (which comments Purchaser shall consider in good faith), acting reasonably, each template offer of employment to be used for purposes of the Comparable Job Offers and a schedule setting forth compensation being offered to each Branch Employee as of the Hire Date. Each Branch Employee who accepts Purchaser’s, or an Affiliate of Purchaser’s, Comparable Job Offer shall be a “Transferred Branch Employee” as of the Hire Date. Purchaser agrees that each Transferred Branch Employee who continues to remain employed with Purchaser or any of its Affiliates shall be provided terms of employment that would constitute a Comparable Job Offer for no less than one year following the Closing Date. Those Branch Employees who do not accept a Comparable Job Offer from Purchaser or an Affiliate of Purchaser shall not be considered Transferred Branch Employees for any purpose of this Agreement.

(b)    Termination of Employment with Seller. As of the Hire Date, the Transferred Branch Employees shall have a “separation from service” as that term is defined by Section 409A of the Code and the regulations promulgated thereunder. The Transferred Branch Employees shall cease active participation in each Employee Plan at or following the Hire Date pursuant to the terms of the applicable Employee Plan. Solely to the extent required by applicable Law, Seller and its Affiliates shall pay each Transferred Branch Employee for all paid time off that is accrued but unused by such Transferred Branch Employees immediately prior to the Hire Date.  Except as required by applicable Law, Purchaser shall, or shall cause an Affiliate of Purchaser to, assume, recognize and honor any time off that is accrued but unused by each Transferred Branch Employee as of immediately prior to the Hire Date, and such accrued but unused time off, other than time off paid in accordance with the preceding sentence, shall be deemed to be an Assumed Liability for purposes of this Agreement. Except as otherwise expressly provided in this Section 8.1, Seller and its Affiliates shall retain all assets and liabilities relating to the Branch Employees under the Employee Plans. Seller and its Affiliates shall be liable for all eligible claims for benefits under the Employee Plans that provide health, disability, workers’ compensation or life insurance benefits that are incurred by the Branch Employees prior to the Hire Date or as otherwise provided by the terms of the applicable Employee Plan. Following the Hire Date, Seller or its Affiliate shall pay each Transferred Branch Employee all earned but unpaid incentive compensation (or prorated portion thereof) attributable to periods of service with Seller and its Affiliates prior to the Hire Date. The amount of such incentive compensation payments shall be determined, and such payments shall be made, in accordance with the terms of the applicable Employee Plans in the same manner as Seller makes such determinations for similarly situated active Seller employees generally, and shall be paid at the same time that incentive compensation payments under such Employee Plans are paid to active Seller employees, but in no event later than two and one-half (2-1/2) months following the calendar year in which the Closing Date occurs.

(c)    Employee Benefits Participation Effective Dates.

(1)    If the Hire Date is on the first day of a calendar month, each Transferred Branch Employee shall be immediately eligible to commence participation in the employee benefit plans and other employment programs of Purchaser or its Affiliates

(2)    If the Hire Date is on a day other than the first day of a calendar month, each Transferred Branch Employee shall be immediately eligible to commence participation in the employee benefit plans and employment programs of Purchaser or its Affiliates, except for health benefits (medical, dental, vision and prescription drug), healthcare spending accounts, life insurance and legal services benefits (“Delayed Benefits”). Transferred Branch Employees’ participation in the employee benefit plans of Purchaser or an Affiliate of Purchaser providing Delayed Benefits coverage shall begin on the first day of the calendar month following the Hire Date.

(d)    Credit for Service; Pre-existing Conditions. For purposes of determining (1) eligibility to participate in and vesting under any employee benefit plan of Purchaser or its Affiliates and (2) retirement eligibility under any Purchaser plan, and for benefit determination purposes for vacation, paid time off, severance benefits and level of pay credits under a cash balance plan, in each case, as applicable, each Transferred Branch Employee shall be credited with the years of service he or she has been credited with under the comparable Employee Plans; provided that such service shall not be recognized for purposes of (1) grandfathering and/or benefit accruals under any Purchaser defined benefit retirement plan and (2) retiree medical benefits (but it shall be recognized for access only retiree medical, if applicable). Purchaser or any Affiliate of Purchaser, as applicable, shall (1) waive any preexisting conditions, actively at work requirements and waiting periods under the welfare benefit plans of Purchaser or an Affiliate of Purchaser that provide healthcare and disability benefits in which the Transferred Branch Employees are eligible to participate to the same extent that such conditions and waiting periods were waived or previously satisfied under the comparable Employee Plan immediately prior to the applicable employee benefit plans participation effective date described in Section 8.1(c) above, and (2) subject to Seller providing Purchaser with the applicable information with respect to each Transferred Branch Employee in a form that Purchaser determines is administratively feasible to take into account under its (or its Affiliates’) plans, cause such plans to honor any expenses incurred by such Transferred Branch Employees and their eligible dependents under Employee Plans that are medical and pharmacy benefit plans during the portion of the calendar year in which they become Transferred Branch Employees for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses, to the same extent that such expenses were recognized under the comparable Employee Plan. Purchaser and its Affiliates, as applicable, shall timely execute and deliver to Seller a HIPAA non-disclosure agreement in the form reasonably determined by Seller and Purchaser to be necessary to comply with HIPAA. Subject to Purchaser’s and its Affiliates’ compliance with the previous sentence, Seller will provide, or will cause the applicable Employee Plan provider(s) to provide, to Purchaser, its Affiliates or the applicable plan provider(s) the information reasonably required by Purchaser to ensure healthcare benefit plan administration in compliance with this Section 8.1(d) as promptly as practicable on or after the Hire Date. Purchaser shall not provide any payment or incentive to any Transferred Branch Employee to induce such employee to elect continued participation in any healthcare benefit plan of Seller.

(e)    Severance.

(1)    With respect to Branch Employees who do not become Transferred Branch Employees because they did not receive a Comparable Job Offer from Purchaser to whom Seller provides notice of termination within thirty (30) days following the Closing Date, Purchaser shall, within thirty (30) days of receipt of an invoice from Seller, reimburse Seller or its Affiliates for the costs of any severance or other benefits payable, and actually paid, to such Branch Employees under the terms of the Wells Fargo & Company Salary Continuation Pay Plan (as in effect on the date hereof) (“Seller’s Severance Plan”).

(2)    With respect to Transferred Branch Employees whose employment with Purchaser or an Affiliate of Purchaser is terminated under circumstances that would entitle the Transferred Branch Employee to receive severance benefits under Seller’s Severance Plan during the twelve (12) month period commencing on the Hire Date, Purchaser shall provide, or cause to be provided, severance benefits that are no less favorable than the severance benefits that would have been provided to such Transferred Branch Employee pursuant to Seller’s Severance Plan, taking into account such Transferred Branch Employee’s service pursuant to Section 8.1(d), service with Purchaser or an Affiliate of Purchaser after the Hire Date and any increase (but not decrease) in compensation applicable to such Transferred Branch Employee.

(f)    Rollover of 401(k) Plan Accounts. Purchaser shall take any and all commercially reasonable actions as may be required to permit each Transferred Branch Employee who participates in a tax-qualified defined contribution retirement plan maintained by Seller or its Affiliate (“Seller Qualified Plan”) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, notes or a combination thereof, in an amount equal to the eligible rollover distribution portion of the account balance distributed to or distributable to such Transferred Branch Employee from the Seller Qualified Plan to the tax-qualified defined contribution retirement plan maintained by Purchaser or an Affiliate of Purchaser in which the Transferred Branch Employees are eligible to participate.

(g)    WARN Act. The parties hereto agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. Purchaser shall be responsible for any obligation with respect to the Transferred Branch Employees under the WARN Act arising or accruing after the Closing Date. Seller and its Affiliates shall be responsible for any such obligation arising or accruing on or before the Closing Date.

(h)    Workers’ Compensation. With respect to any Transferred Branch Employee, (1) Seller shall be solely responsible for workers’ compensation claims by or with respect to any Transferred Branch Employee that occurred prior to the Closing and (2) Purchaser or its Affiliates shall be solely responsible for workers’ compensation claims by or with respect to any Transferred Branch Employee that occur after the Closing. For purposes of this Section 8.1(h), the date an injury or illness resulting in a workers’ compensation claim occurred shall be determined in accordance with the terms of applicable state law in respect of workers’ compensation. Purchaser and Seller agree that they will cooperate fully (except as prohibited by applicable Law) with each other and with the applicable insurers and/or third-party claims administrators by providing needed information to determine the date of the injury or illness.

(i)    Employee Communications. Any communications by Purchaser with the Branch Employees prior to the Closing Date shall be subject to and in compliance with the terms of this Agreement. Communications from Purchaser to Branch Employees following the date hereof must be scheduled in advance with Seller. Written communications from Purchaser to Branch Employees prior to the Closing Date shall be subject to Seller’s prior review and comment (which comments Purchaser shall consider in good faith).

(j)    Transferred Branch Employee Records. Prior to the Closing Date, Seller and its Affiliates shall use commercially reasonable efforts to obtain consent from the Transferred Branch Employees to transfer such Transferred Branch Employees’ official personnel files to Purchaser. At or promptly following the Closing Date, Seller and its Affiliates shall cooperate in good faith to grant access to or transfer copies of all Transferred Branch Employees’ personnel files to Purchaser; provided, however, that neither Seller nor any Affiliate of Seller will grant access to or transfer a copy of any Transferred Branch Employee’s official personnel file to Purchaser or any of their respective Affiliates prior to the receipt by Seller of such Transferred Branch Employee’s consent to such access or transfer.

(k)    No Third-Party Rights. Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Employee Plan, (2) prevent Seller, Purchaser or any of their respective Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (3) prevent Purchaser or any of its Affiliates, after the Closing Date, from terminating the employment of any Transferred Branch Employee, or (4) create any third-party beneficiary rights in any Branch Employee, or any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Branch Employee by Seller, Purchaser or any of their respective Affiliates or under any benefit plan which Seller, Purchaser or any of their respective Affiliates may maintain.

ARTICLE IX

TAX MATTERS

Section 9.1    Indemnification.

(a)    Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Purchaser and its Affiliates harmless from and against any and all Excluded Taxes, other than any liability for Excluded Taxes relating to the Transferred Business resulting from transactions or actions taken by Purchaser on the Closing Date that are properly attributable to the portion of the Closing Date after the Closing, and any interest and penalties related thereto. Purchaser shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Taxes relating to the Transferred Business for any Post-Closing Period and any and all Taxes relating to the Transferred Business for any Pre-Closing Period that are carved out from Seller’s indemnification obligations pursuant to the immediately preceding sentence.

(b)    Payment in full of any amount due from Purchaser or Seller under this Section 9.1 shall be made to the affected party in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if such Tax has already been paid or if no cash payment is due, within fifteen (15) days after written demand is made for such payment.

Section 9.2    Refunds, Credits and Carrybacks.

(a)    Seller shall be entitled to any refunds or credits of or against any Excluded Taxes that are the responsibility of Seller under Section 9.1(a). Purchaser shall be entitled to any refunds or credits of or against any Taxes relating to the Transferred Business, other than to the extent Seller is entitled to such refunds or credits pursuant to the immediately preceding sentence.

(b)    If Purchaser or Seller, as the case may be, is in receipt of refunds or credits that the other party is entitled to pursuant to Section 9.2(a), it shall promptly forward to, or reimburse, the other party for such refunds or credits.

Section 9.3    Cooperation. Each party hereto shall, and shall cause its Affiliates to, provide to the other party hereto such cooperation, documentation and information relating to the Transferred Business as either of them reasonably may request in: (1) filing any Tax Return, amended Tax Return or claim for refund, (2) determining a liability for Taxes or an indemnity obligation under this Article IX or a right to refund of Taxes, (3) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority or (4) determining an allocation of Taxes between a Pre-Closing Period and a Post-Closing Period. Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Taxes relating to the Transferred Business for Pre-Closing Periods and Transfer Taxes until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate or (y) eight (8) years following the due date (without extension) for such Tax Returns. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Notwithstanding anything in this Agreement to the contrary, none of the parties shall be entitled to any manner of access to income Tax Returns or income Tax workpapers of the other party.

Section 9.4    Contest Provisions. Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder. Seller shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, any Tax audit or administrative or court proceeding (“Tax Claim”) relating to Excluded Taxes for which it may be liable, and to employ counsel and other advisors of its choice at its expense; provided that, if Seller takes control of the complete defense of such Tax Claim that would otherwise be in the control of Purchaser, (1) Seller shall keep Purchaser apprised of the status of such Tax Claim, (2) Seller shall consult in good faith with Purchaser regarding the defense of such Tax Claim, and (3) Purchaser shall be entitled to observe the defense of such Tax Claim, employing counsel and other advisors of its choice at its expense. Neither party may agree to settle any Tax Claim for which the other party may be liable, or which may result in increasing the Tax liability of the other party or its Affiliates, without the prior written consent of such other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.5    Transfer Taxes. All Transfer Taxes that are payable or that arise as a result of the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement shall be entirely the responsibility of Purchaser. Purchaser shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Transfer Taxes. The party primarily or customarily responsible under applicable Law for filing any Tax Returns that must be filed in connection with Transfer Taxes shall (1) prepare and timely file such Tax Returns, (2) promptly pay all Transfer Taxes due with respect to such Tax Returns, and (3) use its reasonable best efforts to provide a copy of such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed, and, if and to the extent the party customarily responsible for preparing, filing and paying the Transfer Taxes pursuant to clauses (1) and (2) is Seller, Purchaser shall reimburse Seller for such Transfer Taxes at least two (2) Business Days prior to the due date for the filing of such Tax Returns. Purchaser and Seller shall cooperate in good faith to determine the consideration properly allocable to any real property if required in connection with the determination of the amount of Transfer Taxes, if any, that are payable or that arise as a result of the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, and in the event of any disagreement between Purchaser and Seller as to such allocation, a nationally-recognized appraisal firm will be retained to resolve solely any issue in dispute as promptly as possible and the determination of such firm shall be final with respect to such dispute. The costs and expenses of such firm shall be allocated between Purchaser and Seller in accordance with the procedures set forth in Section 3.4(d). Purchaser and Seller shall cooperate in the timely completion and filing of all such Tax Returns and in the execution of any certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Transfer Taxes. Any Transfer Taxes resulting from any subsequent increase in consideration shall be borne in accordance with the provisions of this Section 9.5 and any Tax Returns required to be filed in connection therewith shall be prepared and filed in accordance with the provisions of this Section 9.5. For the avoidance of doubt, any Transfer Taxes resulting from any transfer after the Closing Date of any Purchased Asset or Assumed Liability, or any other property owned after the Closing Date by Purchaser or any of its Affiliates shall be borne by Purchaser and any Tax Returns relating thereto shall be prepared and filed by Purchaser.

Section 9.6    Information Returns. At the Closing or promptly thereafter, Seller shall provide Purchaser with a list of all Assumed Deposits on which Seller is back-up withholding as of the Closing Date.

Section 9.7    Coordination. Notwithstanding anything in this Agreement to the contrary, in the event there is a conflict between Article IX and any provision contained in any other article of this Agreement, Article IX shall control.

Section 9.8    Tax Treatment of Payments. Purchaser, Seller and their respective Affiliates shall treat any and all payments under this Article IX or Article XII as an adjustment to the Purchase Price for Tax purposes, unless they are required to treat such payments otherwise by applicable Tax Laws.

Section 9.9    Limitations and Survival. Notwithstanding anything in this Agreement to the contrary, the indemnification provisions of Section 9.1 are not subject to the limitations of Article XII and shall survive the Closing until ninety (90) days following the expiration of the applicable statutes of limitation.

Section 9.10    No Double Recovery. For the avoidance of doubt, neither Purchaser nor Seller shall be entitled to receive indemnification from the other in respect of all or any portion of any Loss more than once, in each case, whether proceeding under this Article IX or Article XII.

ARTICLE X

CLOSING CONDITIONS

Section 10.1    Conditions to Obligations of Each Party to Close. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction or, where legally permitted, waiver by such party, prior to or at the Closing, of each of the following conditions:

(a)    No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

(b)    All Regulatory Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated early.

(c)    The Bill of Sale and Assignment and Assumption Agreement shall have been duly executed by the parties.

Section 10,2    Conditions to Obligation of Seller to Close. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in the sole discretion of Seller), prior to or at the Closing, of each of the following conditions:

(a)    All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b)    The representations and warranties of Purchaser set forth in Section 6.1 and Section 6.2 shall be true and correct as written (in each case after giving effect to the lead in to Article VI) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, (other than such failures to be true and correct as are de minimis). All other representations and warranties of Purchaser contained in Article VI shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (2) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be likely to have, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (2) any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect).

(c)    Seller shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Purchaser by an appropriate officer certifying that the conditions specified in Section 10.2(a) and Section 10.2(b) have been satisfied.

Section 10.3    Conditions to Obligation of Purchaser to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Purchaser’s sole discretion), prior to or at the Closing, of each of the following conditions:

(a)    All of the covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b)    The representations and warranties of Seller set forth in Section 5.1 and Section 5.2 shall be true and correct as written (in each case after giving effect to the lead in to Article V) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, (other than such failures to be true and correct as are de minimis). Each of the representations and warranties of Seller contained in Article V shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (2) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be likely to have, a Material Adverse Effect (disregarding for purposes of this clause (2) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect).

(c)    Purchaser shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Seller by an appropriate officer of Seller certifying that the conditions specified in Section 10.3(a) and Section 10.3(b), to the extent applicable to Seller, have been satisfied.

ARTICLE XI

TERMINATION

Section 11.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of Purchaser and Seller;

(b)    by Purchaser or Seller if (1) any Governmental Entity that must grant a Regulatory Approval has denied such Regulatory Approval, and such denial has become final and nonappealable or (2) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless, in either case, such denial of approval or issuance of such order arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such party in this Agreement;

(c)    by Purchaser or by Seller, if the Closing shall not have occurred on or before the Outside Date; unless the failure of the Closing to occur by such date arises out of, or results from, a material breach by the parties (or by their Affiliates) seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such parties in this Agreement; and

(d)    (1) by Purchaser, if Seller has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 10.3(a) or Section 10.3(b) to be not satisfied, and such breach is not cured within forty-five (45) days following written notice to Seller or cannot, by its nature, be cured prior to the Outside Date; provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, or (2) by Seller, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 10.2(a) or Section 10.2(b) to not be satisfied, and such breach is not cured within forty-five (45) days following written notice to Purchaser, or cannot, by its nature, be cured prior to the Outside Date; provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

Section 11.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, and no party shall have any liability or further obligation hereunder, except that (1) Section 5.7, Section 6.7, this Section 11.2 and Article XIII and any relevant definitions shall survive; (2) the Confidentiality Agreement shall survive in accordance with its terms; and (3) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

Section 12.1    Survival of Representations and Warranties. The representations and warranties contained in this Agreement will survive the Closing for the period set forth in this Section 12.1. All representations and warranties contained in this Agreement and all claims with respect thereto will terminate upon the expiration of one (1) year after the Closing Date, except that the representations and warranties contained in Sections 5.1, 5.2, 5.7, 6.1, 6.2 and 6.7 will survive until the expiration of the applicable statute of limitations (including any extensions thereof); it being understood that in the event notice of any claim for indemnification under this Article XII has been given (within the meaning of Section 12.4) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim will survive with respect to such claim until such time as such claim is finally resolved. The agreements and covenants contained in this Agreement that by their terms contemplate performance after the Closing Date will survive the Closing in accordance with their terms; however, any other covenants or agreements will terminate upon the Closing.

Section 12.2    Indemnification by Seller.

(a)    Seller hereby agrees that from and after the Closing it will indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees (other than Transferred Branch Employees), and their successors and permitted assigns, each in their capacity as such from, against and in respect of any damages, losses, charges, suits, proceedings, payments, judgments, settlements, interest, penalties, and costs and expenses (collectively, “Losses”) imposed on, sustained, incurred or suffered by Purchaser or its Affiliates and their respective directors, officers, employees (other than Transferred Branch Employees), and their successors and permitted assigns, each in their capacity as such, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, or arising out of:

(1)    any breach of any representation or warranty made by Seller under Article V for the period such representation or warranty survives, it being understood that for purposes of this Section 12.2 any reference in the text of any such representation or warranty to “material” (other than in the following representations and warranties: Section 5.16(b)) or “Material Adverse Effect” shall be disregarded for purposes of determining whether such representation or warranty was breached or whether any Loss was incurred;

(2)     any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement for the period such covenant or agreement survives; and

(3)    any of the Excluded Liabilities.

(b)    Seller shall not have any liability under Section 12.2(a)(1) for (1) Losses for any individual claim (or group of directly related claims) less than twenty thousand dollars ($20,000) (each a “de minimis loss”) or (2) unless and until the aggregate amount of the indemnifiable Losses (including all Losses attributable to any Seller and excluding any de minimis loss) exceeds one million dollars ($1,000,000), and then only for Losses in excess of that amount (the “Deductible”); provided that in no event shall the aggregate indemnification to be paid by Seller pursuant to (x) Section 12.2(a)(1) exceeds fifteen million dollars ($15,000,000) or (y) pursuant to Section 12.2(a) exceed the Purchase Price.

Section 12.3    Indemnification by Purchaser.

(a)    Purchaser hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, and their successors and permitted assigns, each in their capacity as such from, against and in respect of any Losses imposed on, sustained, incurred or suffered by Seller, its Affiliates and their respective directors, officers, and their successors and permitted assigns, each in their capacity as such, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly, relating to, arising out of or resulting from:

(1)    any breach of any representation or warranty made by Purchaser under Article VI for the period such representation or warranty survives, it being understood that for purposes of this Section 12.3 any reference in the text of any such representation or warranty to “material” or “material adverse effect” shall be disregarded for purposes of determining whether such representation or warranty was breached or whether any Loss was incurred;

(2)    any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement for the period such covenant or agreement survives; and

(3)    any of the Assumed Liabilities.

(b)    Purchaser shall not have any liability under Section 12.3(a)(1) for (1) any de minimis loss or (2) unless and until the aggregate amount of the indemnifiable Losses exceeds the Deductible, provided that in no event shall the aggregate indemnification to be paid by Purchaser pursuant to Section 12.3(a) exceed the Purchase Price.

Section 12.4    Indemnification Procedures; Third-Party Claim.

(a)    An Indemnified Party must give prompt written notice to the party from whom indemnification is sought (an “Indemnifying Party”), which notice shall describe the issue in reasonable detail that has or may result in indemnification pursuant to Section 9.1, Section 12.2 or Section 12.3 as well as the amount or an estimate of the amount of damages sought to the extent then ascertainable, after reasonable inquiry, by the Indemnified Party; provided that the omission to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party except to the extent that the Indemnifying Party was actually prejudiced by such failure to notify. In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the exclusive subject of Article IX), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto; it being understood that the failure to give such notice within the period specified above shall terminate the Indemnified Party’s right to seek indemnification with respect to such Third-Party Claim and the Indemnifying Party shall have no liability or obligations with respect to any such Third-Party Claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to notify the Indemnified Party that it desires to assume the defense of the Indemnified Party against such Third-Party Claim.

(b)    In the event that the Indemnifying Party notifies the Indemnified Party within the period specified above that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense (which expense shall not be an indemnifiable Loss) unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the written advice of counsel, that representation of both parties by the same counsel would be inappropriate due to an actual material conflict of interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned), settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Party shall be required to any proposed settlement that involves only the payment of money damages (or de minimis equitable relief) by the Indemnifying Party.

(c)    If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, the Indemnified Party shall assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned) and/or its respective insurer.

(d)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records, other documents and employees as may be reasonably necessary or desirable in connection with the defense of such Third‑Party Claims.

(e)    The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)    No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of the same Losses. No Indemnified Party shall have the right to indemnification pursuant to Section 9.1, Section 12.2 or Section 12.3 with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is reflected in the calculation of the Purchase Price as reflected in the Final Closing Statement (whether as agreed by the parties or as any disputed item is resolved pursuant to Section 3.4(d)) or otherwise paid to Purchaser.

Section 12.5    Damages. No person shall be liable under this Article XII for any consequential, punitive, special, incidental or indirect damages, nor for any lost profits or diminution in value, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

Section 12.6    Adjustments to Losses.

(a)    In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other person in each case relating to the Third-Party Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)    Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (1) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (2) the full amount of Loss.

Section 12.7    Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article XII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a claim, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (1) the parties to the dispute have reached an agreement in writing, (2) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (3) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 12.8    Mitigation; No Double Recovery. Each Indemnified Party shall use its reasonable best efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. Neither Purchaser nor Seller shall be entitled to receive indemnification from the other in respect of all or any portion of any Loss more than once, in each case, whether proceeding under this Article XII or Article IX.

Section 12.9    Survival of Indemnity. The obligation of Purchaser and Seller to indemnify under this Article XII as to claims covered by Section 12.2(a)(1) and Section 12.3(a)(1), as applicable, shall expire eighteen (18) months after the Closing Date, and shall not apply to any claims made after such date, except that the obligation of Purchaser and Seller, as applicable, to indemnify with respect to bona fide claims for indemnity made in writing by an Indemnified Party within such eighteen (18) month period shall continue until final resolution of such claims. The obligation of Purchaser and Seller to indemnify under this Article XII as to claims covered by Section 12.2(a)(2) and Section 12.3(a)(2) as applicable, shall expire three (3) years after the Closing Date, and shall not apply to any claims made after such date, except that the obligation of Purchaser and Seller, as applicable, to indemnify with respect to bona fide claims for indemnity made in writing by an Indemnified Party within such three (3) year period shall continue until final resolution of such claims. The obligation of Seller under this Article XII as to claims covered by Section 12.2(a)(3) shall expire three (3) years after the Closing Date, and shall not apply to any claims made after such date, except that the obligation of Seller to indemnify with respect to bona fide claims for indemnity made in writing by Purchaser within such three (3) year period shall continue until final resolution of such claims.

Section 12.10    Remedies Exclusive. Except as otherwise specifically provided herein or in the case of fraud, the remedies provided in this Article XII shall be the exclusive remedies of the parties hereto under this Agreement from and after the Closing, including in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein, except with respect to Taxes, as to which the provisions of Article IX shall control exclusively and except as to calculation and final determination of the Final Closing Statement, as to which Section 3.4 shall control exclusively.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Entire Agreement; Amendment. All Exhibits (attached hereto and as executed), Schedules and the Disclosure Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits, Schedules and the Disclosure Schedules hereto, and the Confidentiality Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by Seller and Purchaser.

Section 13.2    Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, this Agreement and all rights hereunder may not be assigned by any party hereto except by prior written consent of the other party hereto. The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than parties hereto.

Section 13.3    Specific Performance. The parties hereto acknowledge and agree that (1) monetary damages could not adequately compensate any party hereto in the event of a breach of the material terms of this Agreement by any other party; (2) the non‑breaching party would suffer irreparable harm in the event of such a breach; and (3) the non-breaching party may seek, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement and to prevent breaches hereof. The parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 13.3.

Section 13.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.jpg” files.

Section 13.5    Notices. All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by e-mail (if confirmed by telephone) or telex (confirmed in writing within two (2) Business Days), or sent by registered or certified mail, postage prepaid, as follows:

If to Seller:
Wells Fargo Legal Department
Attention: Robert Lee, Senior Vice President, Assistant Secretary & Senior Company Counsel
Wells Fargo Center
90 S 7th Street, Floor 17
MAC N9305-173
Minneapolis, MN 55402-3903
E-mail: Robert.L.Lee@wellsfargo.com

with a copy (which shall not constitute notice) to:
Mitchell S. Eitel, Esq. and Stephen M. Salley, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
E-mail: eitelm@sullcrom.com / salleys@sullcrom.com

and if to Purchaser addressed to:
Lee M. Smith
Chief Operating Officer
Flagstar Bank, FSB
5151 Corporate Drive
Troy, Michigan 48098
E-mail: lee.smith@flagstar.com

with copies (which shall not constitute notice) to:
Patrick McGuirk
General Counsel
Flagstar Bank, FSB
5151 Corporate Drive
Troy, Michigan 48098
E-mail: patrick.mcguirk@flagstar.com

and
Sven G. Mickisch
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
E-mail: Sven.Mickisch@skadden.com

Any party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other party in the manner provided above for giving notice.
Section 13.6    Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 13.7    Expenses. Except as otherwise expressly set forth herein, all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole liability of the party incurring such expense.

Section 13.8    Deadlines. Except as otherwise set forth herein, if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day other than a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day.

Section 13.9    Delays or Omissions. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing. Notwithstanding any provision set forth herein, no party hereto shall be required to take any action or refrain from taking any action that would cause it to violate any applicable Law, statute, legal restriction, regulation, rule or order or any Governmental Entity.

Section 13.10    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE

BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 13.11    Governing Law; Consent to Jurisdiction. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any other jurisdiction other than the State of New York. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase and Assumption Agreement to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first above written.

WELLS FARGO BANK, N.A.

By:	/s/ Julie Caperton
Name: Julie Caperton
Title: Executive Vice President
Flagstar Bank, FSB

By:	/s/ Lee M. Smith
Name: Lee M. Smith
Title: Chief Operating Officer

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